              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31,
1999                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              CP&L HOLDINGS, INC.

             (Exact name of registrant as specified in its charter)

             NORTH CAROLINA                                 4911                                   56-2155481
        (State of Incorporation)                     (Primary Standard                          (I.R.S. Employer
                                             Industrial Classification Number)                Identification No.)

                            411 FAYETTEVILLE STREET
                       RALEIGH, NORTH CAROLINA 27601-1748
                                 (919) 546-6111

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             WILLIAM CAVANAUGH III
                     President and Chief Executive Officer
                            ROBERT B. McGEHEE, Esq.,
                  ExecutiveVice President and General Counsel
                            411 Fayetteville Street
                       Raleigh, North Carolina 27601-1748
                                 (919) 546-6111

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

  IT IS RESPECTFULLY REQUESTED THAT THE COMMISSION SEND COPIES OF ALL NOTICES,
                         ORDERS AND COMMUNICATIONS TO:

                            TIMOTHY S. GOETTEL, ESQ.
                               Hunton & Williams
                          421 Fayetteville Street Mall
                       Raleigh, North Carolina 27601-1757
                                 (919) 899-3094

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed share exchange described herein have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________
                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
               TITLE OF EACH CLASS                     AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
          OF SECURITIES TO BE REGISTERED              REGISTERED(1)         PER SHARE         OFFERING PRICE          FEE(2)
Common Stock, no par value........................     159,700,000             N.A.           $5,873,925,700         $416,577

(1) This Registration Statement covers (i) the maximum number of shares of common stock of the Registrant issuable in connection with the share exchange described herein and (ii) the maximum number of shares of common stock that the Registrant has reserved for issuance under the Automatic Dividend Reinvestment and Customer Stock Purchase Plan, the Long-Term Incentive Plan, the Employee Stock Purchase-Savings Plan, and other arrangements of Carolina Power & Light Company that will be assumed by the Registrant upon consummation of the share exchange but which may or may not be issued prior to consummation of the share exchange. This Registration Statement covers the number of shares of the Registrant's common stock that is estimated to be at least as large as the number of shares of Carolina Power & Light Company common stock expected to be outstanding at the effective time of the share exchange. Additionally, this Registration Statement covers additional shares of the common stock of Carolina Power & Light Company that may be issued to prevent dilution resulting from a stock split, stock dividend, or similar transaction involving the common stock of Carolina Power & Light Company, pursuant to Rule 416.

(2) The registration fee was calculated in accordance with Rule 457(f)(1) based on the average of the high and low sale prices for shares of Carolina Power & Light Company common stock on the New York Stock Exchange on August 27, 1999. Pursuant to Rule 457(b), the total fee required of $1,632,952 has been reduced by the $1,216,375 filing fee previously paid at the time of filing of preliminary proxy materials by Carolina Power & Light Company on Feburary 8, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

CAROLINA POWER & LIGHT COMPANY                               CP&L HOLDINGS, INC.

PROXY STATEMENT                                                       PROSPECTUS

                       HOLDING COMPANY FORMATION PROPOSED
                          YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

    You are cordially invited to attend a special meeting of shareholders of Carolina Power & Light Company on October 20, 1999, at 10:00 a.m., local time, in Meeting Room B at the Raleigh Convention and Conference Center, 500 Fayetteville Street Mall, Raleigh, North Carolina.

    The purpose of the meeting is to consider approval of the formation of a holding company structure for CP&L. If the holding company proposal is approved, the current holders of CP&L common stock will receive, on a one-for-one basis, shares of common stock of CP&L Holdings, Inc., a newly formed holding company. Current CP&L shareholders will become shareholders of Holdings, and Holdings will own all of the common stock of CP&L. CP&L's preferred stock will not be affected. Assuming the share exchange was consummated as of the date of this document, shares of Holdings common stock would be issued to the current common shareholders of CP&L.

    We expect that Holdings common stock will be listed on the New York Stock Exchange and the Pacific Exchange under the ticker symbol "CPL."

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US. This will ensure that your vote is counted at the meeting if you do not attend in person. Your failure to vote will amount to a vote against the holding company proposal. If you return your completed proxy card without identifying how you want to vote, your proxy will be counted as a vote "FOR" the holding company proposal.

    This document provides you with detailed information about the proposed holding company conversion. Please read it carefully. You can also get information about CP&L and Holdings from documents we have filed with the Securities & Exchange Commission.

    THE BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THE HOLDING COMPANY PROPOSAL IS IN THE BEST INTERESTS OF THE SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS YOUR APPROVAL.

/s/ William Cavanaugh III

William Cavanaugh III
Chairman of the Board, President and
  Chief Executive Officer
Carolina Power & Light Company
CP&L Holdings, Inc.

    FOR A DISCUSSION OF THE RISKS ASSOCIATED WITH THE HOLDING COMPANY PROPOSAL, PLEASE READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SHARE EXCHANGE OR THE CP&L HOLDINGS, INC. COMMON STOCK TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.

    THIS PROXY STATEMENT/PROSPECTUS IS DATED AUGUST 31, 1999 AND WAS FIRST MAILED TO SHAREHOLDERS ON OR ABOUT SEPTEMBER 8, 1999.

                         CAROLINA POWER & LIGHT COMPANY
                            411 FAYETTEVILLE STREET
                         RALEIGH, NORTH CAROLINA 27601

                            ------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                OCTOBER 20, 1999

                            ------------------------

    Carolina Power & Light Company will hold a special meeting of shareholders at 10:00 a.m., local time, on October 20, 1999, in Meeting Room B at the Raleigh Convention and Conference Center, 500 Fayetteville Street Mall, Raleigh, North Carolina. At the meeting shareholders will consider and vote on the following:

    (1) conversion to a holding company structure through an Agreement and Plan of Share Exchange, under which CP&L Holdings, Inc., a North Carolina corporation formed by CP&L, will become the parent company of CP&L; and

    (2) any other business properly brought before the special meeting or any adjournments or postponements of the special meeting.

    All holders of Carolina Power & Light Company $5 Preferred Stock, Serial Preferred Stock and common stock of record at the close of business on August 20, 1999, will be entitled to vote. The stock transfer books will remain open.

    Holders of $5 Preferred Stock and Serial Preferred Stock may be entitled to assert dissenters' rights of appraisal under Article 13 of the North Carolina Business Corporation Act in connection with the holding company proposal. The attached proxy statement/prospectus contains a summary of these dissenters' rights provisions under the heading "Rights of Dissenting Shareholders" beginning on page 15 and a copy of Article 13 of the North Carolina Business Corporation Act attached as Exhibit D.

    WE INVITE YOU TO ATTEND THE SPECIAL MEETING. IF YOU HAVE SHARES REGISTERED IN THE NAME OF A BROKERAGE FIRM, TRUSTEE OR OTHER NOMINEE AND YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE OBTAIN FROM THE REGISTERED HOLDER A LETTER, ACCOUNT STATEMENT OR OTHER EVIDENCE OF YOUR BENEFICIAL OWNERSHIP OF THOSE SHARES TO FACILITATE YOUR ADMITTANCE TO THE MEETING.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOUR PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS ACCOMPANYING THIS NOTICE AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE SPECIAL MEETING.

                                          By order of the Board of Directors.
                                          WILLIAM D. JOHNSON
                                          Senior Vice President and
                                          Corporate Secretary

Raleigh, North Carolina
September 8, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INFORMATION THAT WE HAVE INCORPORATED BY REFERENCE.........................................................           1
SUMMARY....................................................................................................           2
RISK FACTORS...............................................................................................           5
SOLICITATION OF PROXIES FOR THE SPECIAL MEETING............................................................           7
VOTING SECURITIES..........................................................................................           7
THE HOLDING COMPANY PROPOSAL...............................................................................           8
  Reasons for the Holding Company Structure and Share Exchange.............................................           8
  Exchange Agreement.......................................................................................           9
  Vote Required to Approve the Share Exchange..............................................................          10
  Regulatory Approvals Required to Complete the Share Exchange.............................................          10
  Other Conditions to Effectiveness of the Share Exchange..................................................          11
  No Exchange of Stock Certificates Needed.................................................................          11
  Treatment of Existing and Future Subsidiaries............................................................          12
  Amendment or Termination of the Exchange Agreement.......................................................          12
  Stock Exchange Listing of Holdings Common Stock..........................................................          12
  CP&L Common Stock Market Prices and Dividends............................................................          12
  Dividend Policy..........................................................................................          13
  Material Federal Income Tax Consequences.................................................................          14
  Shares Held in the Automatic Dividend Reinvestment and Customer Stock Purchase Plan......................          14
  CP&L Stock Based Plans...................................................................................          14
  Treatment of CP&L Preferred Stock........................................................................          15
  Rights of Dissenting Shareholders........................................................................          15
  Treatment of CP&L Debts, Assets and Liabilities, and Business............................................          17
DESCRIPTION OF HOLDINGS' CAPITAL STOCK.....................................................................          18
  Holdings' Capitalization.................................................................................          18
  Holdings' Preferred Stock................................................................................          18
  Holdings' Common Stock...................................................................................          18
  Dissenters' Rights.......................................................................................          19
  Possible Anti-Takeover Effects of Provisions of Holdings' Charter and By-Laws............................          19
  Transfer Agent and Registrar.............................................................................          20
COMPARATIVE RIGHTS OF HOLDINGS AND CP&L SHAREHOLDERS.......................................................          21
  Authorized Capital.......................................................................................          21
  Voting Rights............................................................................................          21
  Dividend and Distribution Rights.........................................................................          21
  Anti-Takeover Laws.......................................................................................          22
  Conflict of Interest Transactions........................................................................          23
  Director and Officer Liability; Indemnification..........................................................          23
  Amendment of Charter and By-Laws.........................................................................          24
BUSINESS OF HOLDINGS.......................................................................................          25
WE RECENTLY AGREED TO ACQUIRE FLORIDA PROGRESS CORPORATION.................................................          25
REGULATION OF HOLDINGS.....................................................................................          25
DIRECTORS AND OFFICERS OF HOLDINGS.........................................................................          26
VALIDITY OF HOLDINGS COMMON STOCK..........................................................................          26
EXPERTS....................................................................................................          26
OTHER BUSINESS.............................................................................................          26
FUTURE SHAREHOLDER PROPOSALS...............................................................................          27
WHERE YOU CAN FIND MORE INFORMATION........................................................................          27
WHAT INFORMATION YOU SHOULD RELY ON........................................................................          27

                                      (i)

                                                                                                                    PAGE
                                                                                                                  ---------
EXHIBIT A              --  AGREEMENT AND PLAN OF SHARE EXCHANGE.................................................        A-1
EXHIBIT B              --  ARTICLES OF INCORPORATION OF CP&L HOLDINGS, INC......................................        B-1
EXHIBIT C              --  BYLAWS OF CP&L HOLDINGS, INC.........................................................        C-1
EXHIBIT D              --  ARTICLE 13 OF NORTH CAROLINA BUSINESS CORPORATION ACT, "DISSENTERS' RIGHTS"..........        D-1

                                      (ii)

               INFORMATION THAT WE HAVE INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" important business and financial information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

    We incorporate by reference the documents listed below (SEC File No. 1-3382) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities being registered:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999;

    - Quarterly Report on Form 10-Q for the Quarter ended June 30, 1999;

    - Current Report on Form 8-K dated August 22, 1999 and filed August 23, 1999; and

    - Current Report on Form 8-K dated August 22, 1999 and filed August 30,
      1999.

    You may request a copy of these filings at no cost, by writing or calling us at the following address:

       Robert F. Drennan, Jr., Manager
       Investor Relations and Funds Management
       Treasury Department
       Carolina Power & Light Company
       411 Fayetteville Street
       Raleigh, North Carolina 27601-1748
       Telephone: (919) 546-7474

IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE MADE BY OCTOBER 13, 1999.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION FROM THIS DOCUMENT. IT DOES NOT CONTAIN ALL OF THE DETAILED INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE HOLDING COMPANY PROPOSAL FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE HOLDING COMPANY PROPOSAL, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE REFER. IN PARTICULAR, IMPORTANT FACTORS THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO VOTE FOR THE HOLDING COMPANY PROPOSAL ARE DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 5. FOR MORE INFORMATION ABOUT CP&L, SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 27. FOR EACH ITEM IN THIS SUMMARY, WE REFER YOU TO THE PAGES WHERE THAT SUBJECT IS DISCUSSED MORE FULLY.

Q:         WHY DOES THE BOARD OF DIRECTORS
           RECOMMEND A HOLDING COMPANY STRUCTURE?
           (PAGE 8)

A:         A holding company structure will
           provide the flexibility needed to
           respond more effectively to the changes
           facing the energy industry and to take
           advantage of new opportunities that are
           available. This structure will also
           allow for clearer separation of
           regulated businesses from each other
           and from unregulated businesses.
           This proposed structure will also offer
           financing advantages. For instance,
           CP&L currently must get state
           regulatory approval each time it issues
           securities. Under the new structure,
           however, Holdings and the unregulated
           businesses will not need state
           regulatory approval to issue
           securities, thus enabling them to
           obtain financing on a more flexible
           basis. This structure will also put
           Holdings and the unregulated
           subsidiaries on a level field with
           unregulated competitors pursuing the
           same opportunities.

Q:         WHAT WILL I OWN AFTER THE HOLDING
           COMPANY TRANSACTION IS COMPLETED? (PAGE
           9)

A:         Holders of CP&L common stock will
           receive shares of Holdings common stock
           in exchange for their shares of CP&L
           common stock on a one-for-one basis.
           Prior to the closing of the holding
           company transaction, Holdings common
           stock will be listed, subject to
           official notice of issuance, on the New
           York Stock Exchange and the Pacific
           Exchange.
           Holders of CP&L preferred stock will
           not be affected by the share exchange.

Q:         WHAT WILL THE HOLDING COMPANY STRUCTURE
           LOOK LIKE? (PAGE 8)
A:         CP&L will operate its utility business
           as a subsidiary of Holdings. Some
           existing CP&L subsidiaries may become
           direct subsidiaries of Holdings, and
           some new business entities may be
           established as direct subsidiaries of
           Holdings.
           The following charts show CP&L's
           current corporate structure and the
           proposed corporate structure for the
           holding company:

                CURRENT STRUCTURE
              [Organizational Chart]

            HOLDING COMPANY STRUCTURE
              [Organizational Chart]

Q:         WILL MY RIGHTS AS A SHAREHOLDER OF
           HOLDINGS BE DIFFERENT FROM MY CURRENT
           RIGHTS? (PAGE 21)
A:         Both Holdings and CP&L are North
           Carolina corporations. However, the
           charter and by-laws of Holdings differ
           from the charter and by-laws of CP&L in
           the following areas:
           - authorized capital;
           - voting rights;
           - dividends and distributions;
           - anti-takeover provisions;
           - conflict of interest transactions;
           and
           - charter and by-law amendments.
Q:         WILL I HAVE DISSENTERS' RIGHTS? (PAGE
           15)
A:         Holders of CP&L common stock do not
           have dissenters' rights in connection
           with the share exchange.
           Under North Carolina law, holders of
           CP&L preferred stock are permitted to
           dissent from the share exchange and to
           have the fair value of their shares
           appraised and paid to them in cash. To
           do this, the holders of these shares
           must follow prescribed procedures,
           including filing notices with us and
           either abstaining or voting against the
           holding company proposal.
Q.         WHY DO I NEED TO VOTE? (PAGE 7)
A.         To pass, the holding company proposal
           must be approved by both a majority of
           the shares of outstanding CP&L stock of
           all classes and a majority of the
           shares of outstanding CP&L common
           stock, voting as a separate class.
           A majority of shares voted will not be
           sufficient. As a result, failure to
           vote will have the effect of a vote
           against the holding company proposal.
           If you want the holding company
           transaction to occur, you should vote
           for the holding company proposal by
           signing, dating and returning the proxy
           card.
Q:         I RECENTLY SAW AN ANNOUNCEMENT THAT
           CP&L PLANS TO ACQUIRE FLORIDA PROGRESS
           CORPORATION. WILL THE FLORIDA PROGRESS
           ACQUISITION BE VOTED ON AT THIS SPECIAL
           MEETING? (PAGE 25)
A:         No. Only the holding company proposal
           will be voted on at this special
           meeting. A separate meeting will be
           held at which Holdings will seek
           shareholder approval for the
           acquisition of Florida Progress.
Q:         WHO ELSE MUST APPROVE THE HOLDING
           COMPANY TRANSACTION? (PAGE 10)
A:         The holding company transaction must
           also be approved by the North Carolina
           Utilities Commission, the South
           Carolina Public Service Commission, the
           Federal Energy Regulatory Commission,
           and the Nuclear Regulatory Commission.
           Also, the SEC must approve matters
           solely relating to the Public Utility
           Holding Company Act of 1935.
Q:         WILL THE SHARE EXCHANGE AFFECT MY
           DIVIDENDS? (PAGE 13)
A:         We currently expect that dividends on
           Holdings common stock will be no less
           than the dividends paid on CP&L common
           stock, and that those dividends will be
           paid at approximately the same times of
           year as CP&L common stock dividends
           have been paid. Future dividends will
           depend on the financial performance of
           Holdings' subsidiaries, principally
           CP&L, and other factors.
           CP&L preferred stock will continue to
           be a security of CP&L. Dividends on
           those shares will not be affected by
           the share exchange. However, the
           subsequent transfer of unregulated
           subsidiaries or assets from CP&L to
           Holdings could affect CP&L's ability to
           pay preferred stock dividends.

Q:         CAN I CHANGE MY VOTE AFTER I MAIL MY
           SIGNED PROXY? (PAGE 7)
A:         Yes. You can change your vote at any
           time before your proxy is voted at the
           special meeting. You can do this in one
           of three ways. First, you can send a
           written notice stating that you would
           like to revoke your proxy. Second, you
           can complete and submit a later dated
           proxy. Third, you can attend the
           special meeting and vote in person. If
           you choose either of the first two
           methods, you must submit your notice of
           revocation or your new proxy to the
           Secretary of CP&L.
Q:         MY SHARES ARE HELD IN "STREET NAME."
           WILL MY BROKER VOTE MY SHARES ON THE
           HOLDING COMPANY PROPOSAL? (PAGE 7)
A:         A broker will vote your shares on the
           holding company proposal only if you
           provide your broker with instructions
           on how to vote. You should follow the
           directions provided by your broker(s)
           regarding how to instruct brokers to
           vote your shares.
Q:         HOW WILL THE HOLDING COMPANY
           TRANSACTION AFFECT MY INCOME TAXES?
           (PAGE 14)
A:         In the opinion of our tax counsel, the
           share exchange will be tax free for
           federal income tax purposes to holders
           of CP&L common stock.
Q:         WHO WILL MANAGE HOLDINGS? (PAGE 26)
A:         Initially, the board of directors and
           principal executive officers of CP&L
           will also serve as the directors and
           principal executive officers of
           Holdings.
Q:         WHEN WILL THE HOLDING COMPANY
           TRANSACTION TAKE PLACE? (PAGE 8)
A:         The holding company transaction will be
           completed as soon as practicable after
           receipt of all necessary approvals,
           including the shareholder and
           regulatory approvals described above.
           We hope to close the transaction by
           December 31, 1999, but can provide no
           assurances in this regard.
Q:         WHAT SHOULD I DO WITH MY CP&L STOCK
           CERTIFICATE? (PAGE 11)
A:         CP&L common stock certificates
           automatically will represent the same
           number of shares of common stock of
           Holdings. YOU WILL NOT NEED TO EXCHANGE
           YOUR STOCK CERTIFICATES.

                                  RISK FACTORS

DIVIDENDS ON HOLDINGS COMMON STOCK WILL BE DEPENDENT ON COMMON STOCK DIVIDENDS PAID TO HOLDINGS BY CP&L BECAUSE HOLDINGS DOES NOT HAVE INDEPENDENT OPERATIONS.

    The ability of Holdings to pay dividends initially will be determined by the ability of CP&L to pay common stock dividends. Holdings does not now, nor will it immediately after the share exchange, conduct directly any business operations from which it will derive any revenues. Holdings' primary asset initially will be CP&L common stock. Accordingly, for a period of time following the share exchange, the funds necessary for Holdings to pay dividends on its common stock are expected to come from dividends paid by CP&L to Holdings. CP&L's ability to pay common stock dividends will be determined by its future financial success.

    In addition to CP&L's future financial performance, the ability of CP&L to pay dividends to Holdings will continue to be subject to the limits imposed by:

    - state law;

    - the provisions of charter and bylaws;

    - the prior rights of holders of existing and any future preferred stock issued by CP&L;

    - the prior rights of holders of existing and any future first mortgage bonds issued by CP&L; and

    - the prior rights of holders of existing and future CP&L long-term debt and other liabilities.

EARNINGS FROM SOME EXISTING CP&L SUBSIDIARIES MAY BE UNAVAILABLE IN THE FUTURE TO PAY CP&L PREFERRED STOCK DIVIDENDS.

    After the share exchange, some of CP&L's current unregulated subsidiaries and assets may be transferred to Holdings. To the extent that any of CP&L's unregulated subsidiaries or assets are transferred to Holdings, CP&L will not have the benefit of the earnings of those subsidiaries and assets to satisfy its obligations to pay CP&L preferred stock dividends.

UNREGULATED BUSINESS ACTIVITIES MAY INVOLVE MORE RISK AND MAY IMPACT THE PERFORMANCE OF HOLDINGS' COMMON STOCK.

    Following consummation of the proposed holding company restructuring, Holdings will be able to pursue business opportunities through unregulated subsidiaries without having to obtain the prior approval of the North Carolina Utilities Commission or the South Carolina Public Service Commission. Unregulated businesses may have greater investment risk than those involved in the regulated electric and natural gas businesses of CP&L. Accordingly, pursuit of unregulated activities could have an adverse effect on the value of a shareholder's investment. There can be no assurance that any investments in unregulated businesses will be successful or, if unsuccessful, that they will not have a material adverse effect on Holdings.

    Holdings anticipates that unregulated business activities will be related to the core regulated businesses of CP&L and will be designed to leverage the expertise currently possessed by CP&L. While CP&L, as a regulated entity, will initially continue to generate most of the revenues, we expect unregulated business activities to continue to increase. Any losses incurred by such unregulated businesses will not be recoverable through the electric and natural gas rates of CP&L. As Holdings engages in more such unregulated business activities, the market price of Holdings' common stock will be affected to a lesser extent by the performance of CP&L.

WE WOULD LIKE TO CAUTION YOU ABOUT THE RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS.

    The statements we make throughout this document, or in the other documents incorporated by reference in this document, that are not historical facts are forward-looking. These forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those we describe in the forward-looking statements.

    Any forward-looking statement speaks only as of the date on which we make it. Neither CP&L nor Holdings undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which we make it.

    Factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

    - governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Environmental Protection Agency, the Nuclear Regulatory Commission, the Department of Energy, the North Carolina Utilities Commission and the South Carolina Public Service Commission;

    - legislative and regulatory initiatives that impact the speed and degree of deregulation and restructuring of the electric utility industry;

    - the ability of CP&L to obtain adequate and timely rate recovery of costs, including the potential impact of stranded costs arising from industry restructuring;

    - general industry trends;

    - competition from other energy suppliers;

    - the success of efforts to invest in and develop diversified subsidiaries;

    - operation of nuclear power facilities;

    - availability of nuclear waste storage facilities;

    - nuclear decommissioning costs;

    - changes in the economy of geographic regions served by CP&L;

    - weather conditions and catastrophic weather-related damage;

    - market demand for energy;

    - the ability of CP&L, Holdings, their suppliers and customers to address successfully Year 2000 readiness issues;

    - inflation;

    - capital market conditions;

    - unanticipated changes in operating expenses and capital expenditures; and

    - legal and administrative proceedings.

    These factors are difficult to predict. They also contain uncertainties that may materially affect actual results, and may be beyond the control of CP&L and Holdings. New factors emerge from time to time. We cannot predict all possible factors, nor can we assess the effect that each listed factor may have on either CP&L or Holdings.

                SOLICITATION OF PROXIES FOR THE SPECIAL MEETING

    The accompanying proxy is being solicited on behalf of our board of directors, and we will bear the entire cost of solicitation. In addition to the solicitation of proxies by mail, officers, directors, employees and agents of CP&L may solicit proxies by correspondence, telephone, telegraph, telecopy or other electronic means, or in person, but without extra compensation. Additionally, Morrow & Co. will solicit proxies on behalf and at the direction of CP&L at a cost of approximately $25,000 plus out-of-pocket expenses.

    If you execute a proxy and then attend the meeting, you may elect to vote in person rather than by proxy. You may revoke your proxy at any time before it is exercised by filing written notice of revocation or by filing a later valid proxy with the Secretary of CP&L. Shares represented by a valid proxy received pursuant to this solicitation, and not revoked before it is exercised, will be voted in the manner specified in the proxy. If you submit a proxy and fail to indicate on the proxy how you desire your shares to be voted, your shares will be voted FOR approval of the holding company proposal, and in the discretion of the named proxy upon any other business properly brought before the special meeting. The CP&L board is not aware of any other matters to be presented at the special meeting other than matters incidental to the conduct of the special meeting.

    If necessary, the special meeting may be adjourned for the purpose of soliciting additional votes in favor of the holding company proposal. In that event, only proxies voted for the approval of the holding company proposal may be voted in favor of adjourning the meeting.

                               VOTING SECURITIES

    The directors have fixed August 20, 1999, as the record date for shareholders entitled to vote at the special meeting. Only holders of record of voting stock, which includes CP&L's $5 Preferred Stock, Serial Preferred Stock and common stock, at the close of business on the record date will be entitled to receive notice of and to vote at the special meeting. Each share of voting stock is entitled to one vote. A majority of the CP&L common stock outstanding and entitled to vote and a majority of the CP&L voting stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for consideration of each matter at the special meeting. As of August 20, 1999, there were outstanding 237,259 shares of $5 Preferred Stock, 350,000 shares of Serial Preferred Stock and 159,589,744 shares of common stock.

    The holding company proposal must be approved by the affirmative vote of BOTH a majority of all the votes entitled to be cast by holders of voting stock, voting together as one class, AND a majority of all the votes entitled to be cast by holders of common stock, voting as a separate class. YOUR FAILURE TO VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST THE HOLDING COMPANY PROPOSAL. Approvals of other matters to be presented at the special meeting, if any, generally will require the affirmative vote of a majority of the shares voted.

    Voting of shares held by brokers or other nominees is regulated by the New York Stock Exchange and other securities exchanges. In some cases, referred to as "discretionary matters," brokers or other nominees may vote shares they hold, and deliver proxies with respect to them, in their own discretion. In other cases, referred to as "nondiscretionary matters," brokers or other nominees may deliver proxies with respect to particular shares, but are not permitted to vote these shares without specific instructions from the beneficial owner of the shares. These unvoted shares are called "broker non-votes." The holding company proposal is considered "non-discretionary," so brokers or other nominees who have received no instructions from their beneficial owners do not have the authority to vote on the proposal. AN ABSTENTION OR BROKER NON-VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST THE HOLDING COMPANY PROPOSAL.

    With respect to any other matters properly presented at the special meeting, abstentions from voting and broker non-votes will not have the effect of a negative vote.

    As of the record date, approximately 403,943 shares of common stock, or approximately 0.25% of the shares entitled to vote at the special meeting, were beneficially owned by directors and executive officers of CP&L. Currently, we expect that each director and executive officer will vote the shares of CP&L stock beneficially owned by him or her for approval of the holding company proposal.

    Additional information with respect to beneficial ownership of CP&L stock by persons and entities owning more than 5% of the outstanding shares of CP&L stock and more detailed information with respect to beneficial ownership of CP&L stock by directors and executive officers of CP&L is incorporated by reference from the CP&L Annual Report on Form 10-K for the year ended December 31, 1998. See "WHERE YOU CAN FIND MORE INFORMATION" on page 27.

                          THE HOLDING COMPANY PROPOSAL

    The board of directors of CP&L unanimously believes that it is in the best interests of CP&L and its shareholders to restructure CP&L so that it will become a separate subsidiary of a new parent holding company, with the current holders of CP&L common stock becoming the holders of the common stock of the new parent.

    To carry out this restructuring, CP&L has established a North Carolina corporation, CP&L Holdings, Inc., which now has a nominal amount of stock outstanding and no present business or properties of its own. All of the currently outstanding shares of Holdings common stock are owned by CP&L. CP&L and Holdings have entered into an exchange agreement, which provides for the exchange of CP&L common stock for Holdings common stock. The exchange agreement is attached as Exhibit A to this document and is incorporated in this document by reference.

REASONS FOR THE HOLDING COMPANY STRUCTURE AND SHARE EXCHANGE

    Transformation to a holding company structure will enable us to respond more effectively to the changes facing the energy industry today and to take better advantage of the opportunities that will be available in the coming years. Formation of a holding company will permit a clearer separation of regulated and unregulated businesses, and will provide greater flexibility in establishing and financing new business initiatives.

    The electric power industry has gone through rapid change in recent years. Federal initiatives have resulted in significant deregulation in the wholesale power market. At the state level, retail deregulation initiatives in some states have caused utility companies to separate their generation, transmission and distribution businesses. Both North Carolina and South Carolina have created study commissions to review the possibility of deregulation of retail sales. Although it is impossible to predict the precise nature of the environment we will face in coming years, these changes may impact our existing businesses, and may also create opportunities for new initiatives. In keeping with our long-term strategy to become a regional provider of energy products and services and our previously announced goals for increasing revenues and earnings, we will likely explore new business opportunities and acquisitions in the future. Some of these opportunities will be within the regulated portions of our business; others will be unregulated.

    The holding company structure is quite common, particularly where regulated and non-regulated businesses are both part of one corporate structure. Several electric utilities have undergone a similar conversion in recent years. This structure will give us the optimal regulatory and financial flexibility to compete effectively, no matter what the competitive landscape looks like.

    We expect that some of CP&L's current subsidiaries may be moved up the corporate structure to become direct subsidiaries of Holdings, and that future new entities or acquisitions may also be direct subsidiaries of Holdings. This will allow a better separation of the various businesses that we will conduct, including a separation of the regulated businesses from the unregulated ones. Such separation will make regulation of each regulated subsidiary of Holdings simpler. For example, the regulators will not have to evaluate the financing and other activities of the unrelated subsidiaries and should have less concern about cross-subsidization of the costs of new enterprises, except where the companies engage in transactions with each other.

    Under the current structure, CP&L is regulated by the North Carolina Utilities Commission and the South Carolina Public Service Commission. Among other things, these commissions must approve any issuance of securities by CP&L. When CP&L wants to raise cash in connection with new investments, or to issue stock in connection with the acquisition of another company, it must seek the approval of the commissions. As the energy industry continues to change and become more competitive, CP&L will likely have financing needs in connection with new business opportunities and acquisitions. The ability to conduct financing activities at the Holdings level, without the need for regulatory approvals, will enable us to satisfy these financing needs more quickly and efficiently. We will then be in a position to exploit business opportunities, or make acquisitions, in a more timely manner. We will also be on a level playing field with competitors that are already in a holding company structure, and thus are not required to obtain regulatory approval for financings.

    This structure will allow management to make decisions based on the specific needs and characteristics of these non-traditional businesses, such as financing requirements and capital structures, outside of the regulatory regime. At the same time, CP&L would continue, in a substantially unchanged form, as a separate subsidiary of Holdings and would remain subject to the jurisdiction of the North Carolina Utilities Commission, the South Carolina Public Service Commission, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and other governmental authorities.

EXCHANGE AGREEMENT

    The boards of directors of CP&L and Holdings have unanimously adopted the exchange agreement, and it is subject to adoption by the shareholders of CP&L. See "Vote Required to Approve the Share Exchange" beginning on page 10. In the share exchange:

    - each share of CP&L common stock outstanding immediately prior to the effective time of the share exchange will be exchanged automatically for one new share of Holdings common stock;

    - Holdings will become the owner of all outstanding CP&L common stock; and

    - the shares of Holdings common stock held by CP&L immediately prior to the share exchange will be canceled.

    As a result, upon completion of the share exchange, Holdings will become a holding company, Holdings will own all of the common stock of CP&L, and all of the Holdings common stock outstanding immediately after the share exchange will be owned by the former holders of CP&L common stock. Each former CP&L common shareholder will receive an identical number of Holdings common shares. Following the share exchange, the stock of some of CP&L's existing subsidiaries may be transferred to Holdings, causing those companies to become subsidiaries of Holdings. See "Treatment of Existing and Future Subsidiaries" beginning on page 12.

    Except for the exercise of dissenters' rights as described below, CP&L's outstanding preferred stock will not be exchanged in the share exchange but will continue to be shares of CP&L preferred stock. The share exchange will not change the rights of the holders of these shares as currently provided in CP&L's charter. Debt of CP&L will remain unchanged and will continue as outstanding obligations of CP&L after the share exchange.

VOTE REQUIRED TO APPROVE THE SHARE EXCHANGE

    The exchange agreement must be approved by the affirmative votes of BOTH a majority of all the votes entitled to be cast by holders of CP&L's $5 Preferred Stock, Serial Preferred Stock, and common stock, voting together as one class, AND a majority of all the votes entitled to be cast by the holders of common stock, voting as a separate class.

REGULATORY APPROVALS REQUIRED TO COMPLETE THE SHARE EXCHANGE

    SEVERAL REGULATORY APPROVALS MUST BE OBTAINED PRIOR TO CONSUMMATION OF THE SHARE EXCHANGE. CP&L WILL FILE ALL APPLICATIONS AND NOTICES AND TAKE OTHER APPLICABLE ACTION WITH RESPECT TO ALL OF THESE APPROVALS AND OTHER REQUIRED ACTION OF ANY GOVERNMENTAL AUTHORITY. WE BELIEVE THAT WE WILL RECEIVE THE REQUISITE REGULATORY APPROVALS AND CLEARANCES FOR THE HOLDING COMPANY TRANSACTION THAT ARE SUMMARIZED BELOW. WE CANNOT GIVE ANY ASSURANCE REGARDING THE TIMING OF THE REQUIRED APPROVALS OR CLEARANCES OR OUR ABILITY TO OBTAIN THE REQUIRED APPROVALS AND CLEARANCES ON SATISFACTORY TERMS OR OTHERWISE, OR THAT NO ACTION WILL BE BROUGHT CHALLENGING THE HOLDING COMPANY TRANSACTION OR THE GOVERNMENTAL APPROVALS OR OTHER ACTIONS.

    UTILITY COMMISSIONS. CP&L is subject to the jurisdiction of the North Carolina Utilities Commission and the South Carolina Public Service Commission, both of which must approve the share exchange. Shortly after the date of this document, CP&L expects to file applications with the North Carolina Utilities Commission and the South Carolina Public Service Commission seeking the necessary approvals for the holding company transaction.

    ATOMIC ENERGY ACT. A provision in the Atomic Energy Act requires Nuclear Regulatory Commission consent for the transfer of control of NRC licenses. The NRC Staff has in the past asserted that this provision applies to the creation of a holding company over an NRC-licensed utility company in a transaction like the share exchange. Shortly after the date of this document, CP&L expects to file an application for NRC approval under the Atomic Energy Act for the transfer of control of its nuclear plant licenses resulting from the share exchange.

    FEDERAL POWER ACT. The Federal Energy Regulatory Commission has held that the transfer of common stock of a public utility company, such as CP&L, from its existing shareholders to a holding company in a transaction like the share exchange constitutes a transfer of the "ownership and control" of the facilities of the utility, and is thus a "disposition of facilities" subject to FERC review and approval under Section 203 of the Federal Power Act. Shortly after the date of this document, CP&L expects to file an application with the FERC seeking the necessary approvals for the holding company transaction.

    PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. Upon CP&L's acquisition of North Carolina National Gas Corporation, a Delaware company, it became a "holding company" under the Public Utility Holding Company Act. CP&L has claimed an exemption from most of the provisions of PUHCA under Section 3(a)(2), as a company predominantly a utility, whose utility operations do not extend beyond North Carolina and South Carolina.

    Shortly after the completion of the share exchange, Holdings intends to file for an exemption under section (3)(a)(1) of PUHCA. Section 3(a)(1) provides an exemption where a "holding company and every subsidiary company thereof which is a public utility company from which such holding company derives, directly or indirectly, any material part of its income, are predominantly intrastate in character and carry on their business substantially in a single State in which such holding company and every such subsidiary company thereof are organized." The availability of the section 3(a)(1) exemption is based in part on specific facts, including the characteristics of CP&L and Holdings' other utility subsidiaries after the share exchange. Accordingly, there is no guarantee that Holdings and its utility subsidiaries will qualify for the exemption.

    Holdings believes that it will meet the requirements of section 3(a)(1) of PUHCA. Holdings is incorporated in North Carolina, and Holdings believes that its North Carolina subsidiaries, including primarily CP&L, will generate most of its income. Although Holdings will have a Delaware utility subsidiary, Holdings does not believe that it will derive a material part of its income from this subsidiary (NCNG's net income was only approximately 4% of CP&L's net income in recent years). CP&L's utility business is conducted substantially in North Carolina (approximately 86% in recent years based on energy sales). Holdings believes, therefore, that its and CP&L's business is predominately intrastate in character and carried on substantially in a single state. To maintain the 3(a)(1) exemption, Holdings must continue to meet the exemption's requirements in the future.

    The limitations imposed by the exemption may have a material effect on Holdings because it will limit its ability to make future acquisitions outside of North Carolina. As a result, Holdings may forgo the exemption if it is in the best interest of the company and its shareholders to do so.

    The section 3(a)(1) exemption will not relieve Holdings from all provisions of PUHCA. CP&L and Holdings will continue to be subject to section 9(a)(2) of PUHCA, which requires SEC approval for a direct or indirect acquisition of five percent or more of the voting securities of any other electric or gas utility company. Under this provision, the SEC must approve the share exchange. Shortly after the date of this document, CP&L expects to file an application with the SEC seeking the necessary approvals for the holding company transaction.

OTHER CONDITIONS TO EFFECTIVENESS OF THE SHARE EXCHANGE

    Besides approval by CP&L's shareholders, the share exchange is subject to the satisfaction of the following conditions:

    - all necessary orders, authorizations, approvals or waivers from regulatory bodies, boards or agencies have been received, remain in full force and effect, and do not include, in the sole judgment of the board of directors of CP&L, unacceptable conditions; and

    - shares of Holdings common stock to be issued in connection with the share exchange have been listed, subject to official notice of issuance, by the New York Stock Exchange.

    Following satisfaction of these conditions, the share exchange will become effective upon the filing of Articles of Share Exchange with the North Carolina Secretary of State. We cannot predict when all conditions will be satisfied, but we hope that the share exchange will become effective by the end of 1999.

NO EXCHANGE OF STOCK CERTIFICATES NEEDED

    If the share exchange is effected, it will not be necessary for holders of CP&L common stock to physically exchange their existing stock certificates for certificates of Holdings common stock. The certificates that represent shares of CP&L common stock outstanding immediately prior to the effective time of the share exchange will automatically represent an equal number of shares of Holdings common stock immediately after the effective time and will no longer represent CP&L common stock. New certificates bearing the name of Holdings will be issued after the share exchange, if and as certificates representing shares of CP&L common stock outstanding immediately prior to the share exchange are presented for exchange or transfer.

    CP&L preferred stock will not be exchanged but will continue as shares of CP&L preferred stock. The share exchange will not change the rights of the holders of these shares as provided in CP&L's Amended Certificate of Incorporation.

TREATMENT OF EXISTING AND FUTURE SUBSIDIARIES

    Upon completion of the share exchange, Holdings will own all of the common stock of CP&L.

    Companies that are currently subsidiaries of CP&L may become direct subsidiaries of Holdings, rather than of CP&L. This would be accomplished by transferring the shares of those companies to Holdings as a dividend. Generally, we anticipate that our operating subsidiaries that do not directly support the provision of products and services by CP&L will become direct subsidiaries of Holdings. We currently expect the following CP&L subsidiaries to become direct subsidiaries of Holdings after the share exchange:

    - North Carolina Natural Gas Corporation; and

    - Interpath Communications, Inc.

There can be no assurance as to when or whether these or any other CP&L subsidiaries will ultimately become direct subsidiaries of Holdings.

    In addition, we anticipate that some entities may be established in the future as subsidiaries of Holdings rather than CP&L. These entities would primarily be unregulated businesses, such as wholesale electric generation entities or non-electric utilities. Entities will be transferred to Holdings, or established as direct subsidiaries of Holdings, based upon factors such as the need to ensure clear separation of regulated businesses from each other or from unregulated businesses, and to provide adequate flexibility in capital structure.

AMENDMENT OR TERMINATION OF THE EXCHANGE AGREEMENT

    The boards of directors of CP&L and Holdings may amend any of the terms of the exchange agreement at any time before or after its approval by the holders of CP&L common stock and prior to the effective time, but no amendment of the exchange agreement may, in the sole judgment of the board of directors of CP&L, materially and adversely affect the rights of CP&L's shareholders.

    The CP&L board of directors may terminate the exchange agreement and abandon the share exchange at any time before or after approval by the shareholders if the board determines, in its sole judgment, that consummation of the share exchange would, for any reason, be inadvisable or not be in the best interests of CP&L or its shareholders.

STOCK EXCHANGE LISTING OF HOLDINGS COMMON STOCK

    Holdings has applied to have its common stock listed on the New York Stock Exchange and the Pacific Exchange. We expect this listing to become effective at the effective time of the share exchange. Holdings expects its common stock to continue trading under the ticker symbol "CPL" on both the New York Stock Exchange and the Pacific Exchange. Following the share exchange, CP&L common stock will no longer trade and will be delisted and no longer registered pursuant to Section 12 of the Securities Exchange Act of 1934.

CP&L COMMON STOCK MARKET PRICES AND DIVIDENDS

    CP&L common stock is listed and principally traded on the New York Stock Exchange. The table below sets forth the high and low sales prices of CP&L common stock for the fiscal periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions and per share dividends declared by CP&L for the same periods.

                                                                                           CP&L COMMON STOCK
                                                                                   ---------------------------------
                                                                                     HIGH        LOW      DIVIDENDS
                                                                                   ---------  ---------  -----------
Year Ended December 31, 1996
  First Quarter..................................................................  $  38.375  $  34.500   $   0.455
  Second Quarter.................................................................     38.000     34.875       0.455
  Third Quarter..................................................................     38.250     34.125       0.455
  Fourth Quarter.................................................................     37.000     34.250       0.470

Year Ended December 31, 1997
  First Quarter..................................................................     37.875     36.125       0.470
  Second Quarter.................................................................     36.250     33.000       0.470
  Third Quarter..................................................................     36.625     33.750       0.470
  Fourth Quarter.................................................................     42.500     34.313       0.485

Year Ended December 31, 1998
  First Quarter..................................................................     45.750     40.625       0.485
  Second Quarter.................................................................     45.500     39.500       0.485
  Third Quarter..................................................................     46.625     39.938       0.485
  Fourth Quarter.................................................................     49.063     45.063       0.500

Year Ended December 31, 1999
  First Quarter..................................................................     47.500     37.813       0.500
  Second Quarter.................................................................     44.750     37.063       0.500
  Third Quarter (through August 27, 1999)........................................     43.125     36.688        N.A.

DIVIDEND POLICY

    Future dividends on Holdings common stock will depend primarily upon the earnings, financial condition and capital requirements of its subsidiaries, principally CP&L. Holdings expects to make dividend payments on Holdings common stock initially in the amounts currently paid on CP&L common stock. Holdings also expects that these dividends will be declared and paid on approximately the same schedule of dates as that now followed by CP&L with respect to CP&L common stock dividends.

    Subject to the availability of earnings, the needs of its electric utility business, and other applicable restrictions, CP&L intends to make regular cash payments to Holdings in the form of dividends on CP&L common stock in amounts which, to the extent not otherwise provided by Holdings' other subsidiaries, would be sufficient to pay cash dividends on Holdings common stock as described above and to pay operating expenses of Holdings and for other purposes as the board of directors of Holdings may determine.

    We anticipate payments of dividends on the CP&L preferred stock to continue at the current rates without interruption or change. However, the payment of these dividends also is dependent upon, among other things, the earnings and financial condition of CP&L, agreements to which CP&L is or may become a party and upon requirements of North Carolina law. To the extent that current subsidiaries and assets are transferred to Holdings, CP&L will not have the benefit of the earnings of those subsidiaries and assets to satisfy its obligations to pay CP&L preferred stock dividends.

    The declaration and payment of future dividends will be at the discretion of each board of directors. We cannot provide assurances that payment of dividends will remain at current levels.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    This section summarizes the material federal income tax consequences of the share exchange to holders of CP&L common stock. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all tax consequences of the share exchange and, in particular, may not address federal income tax consequences applicable to holders of CP&L common stock subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the share exchange under applicable state, local or foreign laws. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE EXCHANGE IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN LAW.

    We have received the opinion of Hunton & Williams, counsel to CP&L, that the share exchange will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or a transaction described in Section 351(a) of the Code, and consequently:

    - no gain or loss will be recognized by CP&L or Holdings upon consummation of the share exchange;

    - no gain or loss will be recognized by a holder of CP&L common stock upon the exchange of CP&L common stock for Holdings common stock in the share exchange;

    - the aggregate basis of the shares of Holdings common stock received by a holder of CP&L common stock in the share exchange will be the same as the aggregate basis of the shares of CP&L common stock surrendered in the share exchange; and

    - the holding period of the shares of Holdings common stock received by a holder of CP&L common stock in the share exchange will include the holding period of the shares of CP&L common stock surrendered in the share exchange, if they are held as a capital asset at the effective time of the share exchange.

    CP&L expects to receive a tax opinion of Hunton & Williams substantially to this effect as of the closing date. The opinion of Hunton & Williams is based on, and the opinion to be given as of the closing date will be based upon, customary assumptions and representations. Hunton & Williams' opinion represents its best legal judgment and is not binding on the Internal Revenue Service or any court. If the share exchange does not qualify as a reorganization or as a transaction described in Section 351(a) of the Code, the exchange of stock in the share exchange would be taxable to holders of CP&L common stock.

SHARES HELD IN THE AUTOMATIC DIVIDEND REINVESTMENT AND CUSTOMER STOCK PURCHASE
  PLAN

    Shares of CP&L common stock held in its Automatic Dividend Reinvestment and Customer Stock Purchase Plan, including uncertificated whole and fractional shares, will automatically become a like number of shares of Holdings common stock at the effective time of the share exchange. At the effective time, Holdings will succeed to this plan as in effect immediately prior to the effective time, and shares of Holdings common stock will be issued under this plan on and after the effective time. Holdings will file a post-effective amendment to CP&L's registration statement on Form S-3 for this plan shortly after the effective time of the share exchange.

CP&L STOCK BASED PLANS

    The exchange agreement provides that CP&L's 1997 Equity Incentive Plan and Employee Stock Purchase-Savings Plan will be amended to provide for Holdings to assume responsibility for these plans upon consummation of the share exchange. Shares of CP&L common stock held under these plans will automatically become a like number of shares of Holdings common stock. The exchange agreement also provides that CP&L's Deferred Compensation Plan for Key Management Employees, Directors' Deferred Compensation Plan, Executive Deferred Compensation Plan, Management Incentive Compensation Plan and Non-Employee Director Stock Unit Plan will be amended to provide that each unit awarded under any of these plans will automatically be equal in value to one share of Holdings common stock. A new Management Deferred Compensation Plan will become effective on January 1, 2000. The exchange agreement provides that, in the event the share exchange is not completed prior to January 1, 2000, this plan will be amended to provide that each phantom stock unit awarded under the plan will automatically be equal in value to one share of Holdings common stock.

TREATMENT OF CP&L PREFERRED STOCK

    Shares of CP&L preferred stock will not be exchanged in the share exchange but will continue as shares of preferred stock of CP&L. Therefore, holders of CP&L preferred stock will not become holders of Holdings preferred or common stock as a result of the share exchange. Except for the exercise of dissenters' rights as discussed under the caption "Rights of Dissenting Shareholders" and as discussed under this caption, the share exchange and the holding company structure will not change the rights of holders of the outstanding shares of CP&L preferred stock. CP&L preferred stock will continue to rank senior to CP&L common stock as to dividends and as to the distribution of CP&L's assets upon any liquidation. The decision to have the preferred stock of CP&L continue as stock of CP&L is based on a desire not to alter, or potentially alter, the nature of the investment represented by the preferred stock as a senior equity investment in a regulated utility.

    Dividends on CP&L preferred stock will continue to be paid as before, depending upon the earnings, financial condition and other relevant factors affecting CP&L. However, the assets and earnings of CP&L subsidiaries transferred to Holdings will not be available to pay dividends on CP&L preferred stock or to make distributions with respect to the preferred stock in the event of a liquidation. See "Treatment of Existing and Future Subsidiaries" beginning on page 12.

    After the share exchange, CP&L will continue to be subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. Holdings will have sufficient voting power to approve CP&L actions required to be taken by the combined vote of holders of CP&L common stock and preferred stock.

    Although the formation of a holding company is not expected to affect adversely the preferred stock outstanding, any growth of assets and earnings of Holdings other than growth of assets and earnings of CP&L will not directly benefit the holders of preferred stock. However, the utility operations of CP&L now constitute, and are expected to continue to constitute for the foreseeable future, the predominant part of Holdings' consolidated assets and earnings. Accordingly, although we are unable to predict the ultimate outcome of regulatory and other industry changes, we believe that this transaction will not materially affect the holders of CP&L preferred stock or the investment ratings of the preferred stock.

RIGHTS OF DISSENTING SHAREHOLDERS

    Article 13 of the North Carolina Business Corporation Act, which is attached as Exhibit D to this document, provides that specified classes of shareholders of North Carolina corporations are permitted to dissent from, and obtain the value of, their shares in the event of specified types of corporate actions. Only holders of CP&L $5 Preferred Stock and Serial Preferred Stock are eligible to exercise these dissenters' rights with respect to the share exchange.

    The following is a summary of the rights of eligible dissenters under
Article 13. Any eligible dissenter who intends to dissent from the share exchange should carefully review the text and comply with the requirements of
Article 13, as well as consult with an attorney. FAILURE TO COMPLY WITH THE PROCEDURES PRESCRIBED BY APPLICABLE LAW WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS. No further notice of the events giving rise to dissenters' rights or any steps associated with exercising these rights will be furnished to eligible dissenters, and no notice of approval of the share exchange will be given to CP&L shareholders who exercise dissenters' rights.

    If you are an eligible dissenter and desire to dissent from the share exchange:

    - You must give CP&L, and CP&L must actually receive, before the vote is taken, written notice of your intent to demand payment for your shares if the share exchange is effected. Your notice to CP&L should be mailed to William D. Johnson, Corporate Secretary, Carolina Power & Light Company, 411 Fayetteville Street Mall, Raleigh, North Carolina 27601. A vote against the exchange agreement will not be deemed to satisfy the notice requirement.

    - You must not vote your shares in favor of the exchange agreement but must instead either vote against or abstain from voting on the exchange agreement. If you return a signed proxy but fail to provide instructions as to the manner in which you desire the shares represented by the proxy to be voted, your shares will be deemed to have been voted in favor of the exchange agreement, and you will not be entitled to assert dissenters' rights of appraisal.

    - No later than ten days after the share exchange is effected, CP&L must send to you, by registered or certified mail, return receipt requested,

     -- a written dissenters' notice stating where payment demand must be sent and where and when certificates for certificated dissenting shares must be deposited,

     -- information as to the restrictions on transfer of dissenting shares,

     -- a form for demanding payment,

     -- a date by which CP&L must receive the payment demand, which shall not be fewer than 30 nor more than 60 days after the date the notice is mailed, and

     -- a copy of Article 13.

    - After receiving the notice from CP&L, you must then demand payment and deposit your certificates in accordance with the terms of the notice. Provided you demand payment and deposit your share certificates in accordance with Article 13, you will retain all other rights of a shareholder until the rights are canceled or modified by the share exchange being effected. If you fail to demand payment or deposit your share certificates as required, each by the date set in the dissenters' notice, you will not be entitled to payment for your shares under Article 13.

    - As soon as the share exchange is effected, if you have complied with the requirements of Article 13, CP&L will pay you the amount CP&L estimates to be the fair value of your dissenting shares, plus interest accrued to the date of payment. The payment must be accompanied by

     -- CP&L's balance sheet as of December 31, 1998,

     -- CP&L's income statement for the fiscal year ending December 31, 1998,

     -- CP&L's statement of cash flows for the fiscal year ending December 31, 1998,

     -- CP&L's latest available interim financial statements, if any,

     -- an explanation of how CP&L estimated the fair value of your dissenting shares,

     -- an explanation of how the interest was calculated,

     -- a statement of your rights to demand payment and

     -- a copy of Article 13.

    - If you believe the amount paid by CP&L is less than the fair value of your dissenting shares or the interest was incorrectly calculated, or if CP&L fails to make payment as soon as the share exchange is effected or within 30 days of receipt of a payment demand, you may notify CP&L in writing of your own estimate of the fair value of your dissenting shares and the amount of interest due, and demand payment of the amount in excess of the payment by CP&L. The notice must be given within 30 days after CP&L makes payment or fails to perform. If you fail to notify CP&L in writing of your demand for payment within the 30-day period, you will be deemed to have withdrawn your dissent and demand for payment.

    - If demand for payment remains unsettled, you may commence a proceeding by filing a complaint with the North Carolina Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. The complaint must be filed within 60 days after the earlier of the date payment is made or the date of your payment demand. If you take no action within the 60-day period, you will be deemed to have withdrawn your dissent and demand for payment.

    Under North Carolina law, holders of CP&L common stock are not entitled to dissenters' rights in connection with the share exchange.

TREATMENT OF CP&L DEBTS, ASSETS AND LIABILITIES, AND BUSINESS

    The current indebtedness of CP&L will continue to be obligations of CP&L and will be neither assumed nor guaranteed by Holdings in connection with the share exchange. CP&L's first mortgage bonds will continue to be secured by first liens on all of the properties of CP&L that are currently subject to these liens. Such indebtedness will be neither assumed nor guaranteed by Holdings in connection with the share exchange. The decision to have the indebtedness of CP&L continue as obligations of CP&L is based upon a desire not to alter, or potentially alter, the nature of the investment represented by CP&L's fixed income obligations as a direct investment in a regulated utility.

    The consolidated assets and liabilities of CP&L and its subsidiaries immediately before the effective time of the share exchange will be the same as the consolidated assets and liabilities of Holdings and its subsidiaries immediately after the effective time. All the business and operations conducted immediately before the effective time by CP&L and its subsidiaries will continue to be conducted immediately after the effective time by CP&L and its subsidiaries and other subsidiaries of Holdings.

                     DESCRIPTION OF HOLDINGS' CAPITAL STOCK

    This summary of Holdings' capital stock is qualified in its entirety by reference to Holdings' articles of incorporation--or charter--and Holdings' by-laws, each as proposed to be amended and restated and effective at the time of the share exchange. Copies of Holdings' charter and by-laws are attached to this document as Exhibits B and C, respectively. In this discussion, we also refer to the laws of the State of North Carolina.

HOLDINGS' CAPITALIZATION

    Holdings' authorized equity capitalization consists of 500,000,000 shares of Holdings common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. The shares of Holdings common stock for which the CP&L common stock will be exchanged upon consummation of the share exchange will be all of the shares of Holdings common stock outstanding after the exchange. No shares of Holdings preferred stock will be outstanding as of the consummation of the share exchange.

HOLDINGS' PREFERRED STOCK

    The Holdings board has the authority pursuant to a "blank check" provision in the Holdings charter to issue, without any vote or action by the Holdings shareholders, shares of Holdings preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions of the stock, including the dividend rights, conversion rights, terms of redemption-- including sinking fund provisions--liquidation preferences and the number of shares constituting any series. The Holdings board may also fix the voting rights, if any, of a series, except that it does not have authority under the "blank check" provision to issue preferred stock with more than one vote per share.

    There are no shares of Holdings preferred stock outstanding as of the date of this document, and there are no existing agreements or understandings for the designation of any series of preferred stock or the issuance of preferred shares.

HOLDINGS' COMMON STOCK

    This description of the Holdings common stock assumes that no Holdings preferred stock is issued and outstanding and that the Holdings board has not determined the rights and preferences of any shares of Holdings preferred stock. The rights and preferences of the Holdings common stock, as generally described below, may change in relation to any shares of Holdings preferred stock that might be issued in the future.

    PAR VALUE. The Holdings common stock, like the CP&L common stock, does not have a stated par value. A designated par value is not required under North Carolina law and has no useful purpose under modern corporate practice.

    DIVIDEND RIGHTS. Subject to the prior rights, if any, of holders of Holdings preferred stock, holders of Holdings common stock are entitled to any dividends that might be declared by Holdings' board of directors. Holdings may purchase or otherwise acquire outstanding shares of Holdings common stock out of funds or other property legally available for this purpose.

    VOTING RIGHTS AND CUMULATIVE VOTING. Each share of Holdings common stock is entitled to one vote on all matters on which holders of common stock are entitled to vote. Holders of Holdings common stock do not have cumulative voting rights for the election of directors. Consequently, the holders of more than 50% of the shares voting can elect all of Holdings' directors, and in this event the holders of the remaining shares voting--less than 50%--would not have sufficient votes to elect any directors.

    PREEMPTIVE RIGHTS. The holders of Holdings common stock have no preemptive rights to purchase additional shares of Holdings common stock or other securities of Holdings.

    CALLS AND ASSESSMENTS. The shares of Holdings common stock to be issued in connection with the share exchange will be validly issued, fully-paid and non-assessable after completion of the exchange.

    REDEMPTION/CONVERSION. Shares of Holdings common stock are not subject to any redemption provisions and are not convertible into any other securities or property.

DISSENTERS' RIGHTS

    North Carolina law generally provides appraisal rights to dissenting shareholders in connection with

    - mergers and prescribed types of share exchanges that require shareholder approval,

    - sales of all or substantially all of a corporation's assets, other than sales that are in the usual and regular course of business and specified types of liquidations and court-ordered sales,

    - amendments to the articles of incorporation that materially and adversely affect rights in respect of dissenters' shares and

    - any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the board of directors entitles shareholders to dissent.

    However, North Carolina law does not provide dissenters' rights to specified holders of shares of public corporations, which CP&L is and which Holdings will be upon consummation of the share exchange. The Holdings charter, like the CP&L charter, also does not provide holders of Holdings capital stock with any appraisal rights.

POSSIBLE ANTI-TAKEOVER EFFECTS OF PROVISIONS OF HOLDINGS' CHARTER AND BY-LAWS

    Although it is not the intention of the Holdings board to discourage legitimate offers to enhance shareholder value, some provisions in Holdings' charter and by-laws described below could permit Holdings' board to render more difficult or to discourage a merger, tender offer, proxy contest or other transaction aimed at obtaining control of Holdings. You should also read the Section entitled "Anti-Takeover Laws" beginning on page 22.

    ADVANCE NOTICE OF SHAREHOLDER PROPOSALS. The Holdings by-laws contain provisions regulating the ability of a shareholder to cause business to be brought before a shareholder meeting or to propose a nominee for election as a director. These provisions are identical to those contained in the CP&L by-laws. Although these provisions can be less advantageous to a party seeking control of Holdings, they prevent surprise and provide a more orderly procedure for conducting shareholder meetings. Additionally, these provisions will afford the Holdings board more opportunity to consider shareholder proposals and to inform Holdings shareholders, prior to the meeting, about these proposals and the Holdings board's position as to them. To be properly brought before an annual or special meeting of shareholders, business must be

    - specified in the notice of meeting, or in any supplement to the notice, given by or at the direction of the Holdings board,

    - otherwise properly brought before the meeting by or at the direction of the Holdings board, or

    - in the case of an annual meeting of shareholders, properly brought before the meeting by a shareholder.

    In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder or a nomination for election as director to be made by a shareholder, the shareholder must have given timely notice in writing to the Secretary of Holdings. To be timely, a shareholder's notice must be received by the Secretary of Holdings not later than the 60th day prior to the first anniversary of the immediately preceding year's annual meeting. The notice must contain information specified in the by-laws. With respect to the annual meeting to be held in 2000, a shareholder's notice will be deemed timely if delivered to the Secretary of Holdings by December 2, 1999. The Holdings by-laws do not provide a means by which a Holdings shareholder can require that a special meeting of shareholders be called or a shareholder proposal be considered at a special meeting.

    If a shareholder attempts to bring business before a meeting or to make a director nomination without complying with the procedures set forth in the Holdings by-laws, the business may not be transacted at the meeting and the nomination proposal need not be recognized. The Chairman of the Holdings board has the power and duty to determine whether any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Holdings by-laws.

    ISSUANCE OF PREFERRED STOCK. As described under the caption "Holdings' Preferred Stock" beginning on page 18, the Holdings charter authorizes the issuance of 20,000,000 shares of Holdings preferred stock, and the Holdings board has the full authority and discretion to determine the terms of any series of Holdings preferred stock. The Holdings board could designate the terms of shares of preferred stock in a manner that could have the effect of discouraging takeover attempts. The Holdings board does not have authority to designate preferred stock with more than one vote per share.

    These provisions are substantially similar to those contained in the CP&L charter, except that the Holdings charter allows the board to designate preferred stock with no general voting rights. Under the CP&L charter, each share of $5 Preferred Stock and Serial Preferred Stock is entitled to one vote per share.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Holdings common stock will be Equiserve Trust Company, N.A.

              COMPARATIVE RIGHTS OF HOLDINGS AND CP&L SHAREHOLDERS

    As North Carolina corporations, Holdings and CP&L are subject to the provisions of North Carolina law governing corporations. The rights of CP&L shareholders are based on North Carolina law, the CP&L articles of incorporation--or charter--and the CP&L by-laws. In the share exchange, CP&L shareholders will become holders of Holdings common stock. Their rights as holders of Holdings common stock will then be governed by North Carolina law, the Holdings charter and the Holdings by-laws. The material differences between the rights of a CP&L shareholder and the rights of a holder of Holdings common stock are summarized below.

AUTHORIZED CAPITAL

    Holdings' authorized equity capitalization consists of 500,000,000 shares of Holdings common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. Other than the Holdings common stock that will be issued and outstanding upon the consummation of the share exchange, no other classes of capital stock of Holdings will be issued and outstanding immediately after the share exchange. The Holdings board of directors will have the power to issue preferred stock and to designate its rights and preferences, except that preferred stock may not be issued with more than one vote per share.

    CP&L's authorized equity capitalization consists of 200,000,000 shares of CP&L common stock, 300,000 shares of $5 Preferred Stock, 20,000,000 shares of Serial Preferred Stock, 5,000,000 shares of Preferred Stock A, and 10,000,000 shares of Preference Stock. As of the date of this document, only shares of common stock, $5 Preferred Stock and Serial Preferred Stock are issued and outstanding. The CP&L preferred stock--that is, the $5 Preferred Stock, the Serial Preferred Stock and the Preferred Stock A, collectively--ranks prior to the CP&L Preference Stock and the CP&L common stock. The CP&L Preference Stock ranks prior to the CP&L common stock as to dividends and liquidation rights.

    The shares of the several classes of CP&L preferred stock have varying voting rights. If dividends payable on any class of CP&L preferred stock are in default in an amount equivalent to four full quarterly payments or more per share, the CP&L charter provides that the holders of CP&L preferred stock, voting as a class, are entitled to elect the smallest number of directors necessary to elect a majority of the full board of directors. All shares of $5 Preferred Stock and Serial Preferred Stock (including any issued in the future) are entitled to one vote per share.

    The shares of the several classes of CP&L preferred stock are subject to specified redemption and other provisions, as set forth in the CP&L charter, and have voting and other rights provided by law. After the share exchange, the CP&L preferred stock will continue to be issued and outstanding equity securities of CP&L, with the same designations, preferences and relative rights and powers, and subject to the same restrictions and limitations, as existed prior to the share exchange.

VOTING RIGHTS

    The voting rights of Holdings common stock vary from those of CP&L common stock in that, at the effective time of the share exchange, the Holdings common stock will not be subject to, or be affected by, the voting rights of any outstanding Holdings preferred stock.

DIVIDEND AND DISTRIBUTION RIGHTS

    The rights of holders of CP&L common stock and Holdings common stock as to dividends and distributions will be the same, except that:

    - the rights of holders of CP&L common stock are subject to the preferences prescribed for CP&L preferred stock under the CP&L charter, and

    - the rights of holders of Holdings common stock will be subject to the preferences, if any, of Holdings preferred stock subsequently designated by the Holdings board.

ANTI-TAKEOVER LAWS

    North Carolina has two principal anti-takeover statutes, although a corporation may elect not to be subject to them. The statutes are the Shareholder Protection Act and the Control Share Acquisition Act, Articles 9 and 9A, respectively, of the North Carolina Business Corporation Act.

    SHAREHOLDER PROTECTION ACT. The Shareholder Protection Act is a form of "fair price" anti-takeover law. The purpose of such a law is to protect against two-stage control transactions in which holders of shares not purchased by the acquiror in the first stage--generally, the transaction that transfers control of the corporation to the acquiror--are forced to accept a lower price in the second stage, in which the acquiror eliminates minority shares. A "fair price" statute makes it difficult for the acquiror to complete the second stage of the transaction, unless shareholders in the second stage receive a "fair price" or approve the acquisition by a specified vote.

    In the absence of a statutory "fair price" and compliance with other procedural provisions, the North Carolina Shareholder Protection Act requires the affirmative vote of the holders of 95% of the voting shares of a public corporation to approve a business combination of the corporation with any other entity that beneficially owns 20% or more of the corporation's stock. In some cases, the fair price and related provisions that would exempt the transaction from the 95% approval vote might be difficult to satisfy. A 95% approval also can be difficult to obtain. The directors of a corporation have no authority under the Shareholder Protection Act to waive the high vote requirement for specific transactions. The Shareholder Protection Act can function as a deterrent in some types of hostile acquisition transactions, but the breadth of the statutory provisions and the inability of a board of directors to exempt a transaction from the application of the statute could in some cases prevent the completion of some types of transactions that would be deemed desirable by the board of directors and by a significant majority of shareholders.

    CP&L is subject to the Shareholder Protection Act, but Holdings has elected to opt out of the act. Holdings' election to opt out means that Holdings would not have the statute's potential benefit of deterring some types of hostile acquisition transactions. The opt out election does, however, give the Holdings board and Holdings shareholders the ability to approve desirable business combination transactions that they might otherwise be unable to approve because of the Shareholder Protection Act's 95% vote approval threshold.

    CONTROL SHARE ACQUISITION ACT. The North Carolina Control Share Acquisition Act restricts the voting rights of a person who acquires "control shares" in a covered corporation. Control shares are shares that, when added to all other shares of the covered corporation beneficially owned by a person, would result in that person holding 20%, 33 1/3% or over 50% of the voting power in the election of directors. Under the statute, the control shares acquired have no voting rights unless the disinterested shareholders grant voting rights to those shares. If an interested shareholder acquires a majority of the outstanding shares of the corporation and is granted voting rights by the disinterested shareholders, the Control Share Acquisition Act provides that all shareholders, other than the interested shareholder, have the right to require the corporation to redeem their shares for a price not less than the highest price per share paid by the interested shareholder in the control share acquisition.

    CP&L is subject to the Control Share Acquisition Act, but Holdings has elected to "opt out" of the act. As a result of Holdings' election to opt out of the Control Share Acquisition Act, a purchaser of Holdings common stock in a "control share acquisition" would have full voting rights without the need to seek such rights from disinterested shareholders, and, therefore, would not have the right to cause a special meeting of shareholders to be convened for the purpose of seeking voting rights. The ability to require such a meeting can be useful to a potential acquiror because, in addition to seeking voting rights, the potential acquiror can submit other proposals at the special meeting, such as the election or removal of directors or an amendment to the charter or by-laws.

CONFLICT OF INTEREST TRANSACTIONS

    GENERAL. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if:

    - the material facts of the transaction and the director's interest are disclosed, and a majority of shares held by disinterested shareholders entitled to vote on the transaction approves it;

    - the material facts are disclosed, and a majority of disinterested directors of the board of directors, or of a committee of the board of directors, approves the transaction; or

    - the transaction is fair to the corporation.

    North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless:

    - a majority of disinterested shareholders approve the loan or guarantee, or

    - the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.

    In addition and subject to North Carolina law, the CP&L charter provides that a director is not disqualified from office by dealing with CP&L as a vendor, purchaser or otherwise or by transactions involving an interested director, provided that the transaction is approved by either:

    - a majority of a quorum of the CP&L board or of the Executive Committee of the CP&L board, excluding the vote of the interested director, or

    - the holders of a majority of all outstanding shares of stock of CP&L entitled to vote.

    Such approval avoids the liability of an interested director to account to CP&L for any profit the director received from the transaction. The Holdings charter does not contain any provisions with respect to conflict of interest transactions. The Holdings charter does not include the provisions of the CP&L charter because we believe the matter is addressed adequately by North Carolina law.

DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION

    Both the CP&L charter and the Holdings charter contain a provision, authorized by North Carolina law, immunizing a director from personal liability for breach of duty as a director to the fullest extent allowed by North Carolina law. The CP&L by-laws and Holdings by-laws also provide directors and officers with a right to be indemnified by the corporation against loss and expenses of defense in actions asserting liability based on their status as directors or officers. The scope of indemnity granted to the directors of CP&L and Holdings is as broad as permitted by North Carolina law. The CP&L by-laws refer to additional indemnification rights as set forth in a resolution of CP&L shareholders dated December 31, 1943. That resolution addresses indemnity generally and specific indemnification rights relating to conduct by officers or directors pursuant to orders issued pursuant to laws applicable to public utility companies and public utility holding companies. The specific indemnity provisions are included in the Holdings by-laws.

    Any amendment or repeal of the immunity or indemnification provisions will not be effective as to any right or protection of a director pertaining to service as a director up to the time the amendment or repeal was effective.

AMENDMENT OF CHARTER AND BY-LAWS

    The Holdings charter authorizes the Holdings board, in submitting to the shareholders the board's recommendation for amendments to the Holdings charter, to require a higher vote to pass the amendment than the vote otherwise required by law or by the Holdings charter generally. This is consistent with relevant provisions of North Carolina law that allow directors to condition their submission to shareholders of a charter amendment that is proposed for adoption by the shareholders, but varies from the CP&L provision that prohibits directors from increasing the vote necessary for approval of a matter by shareholders. We believe that it is preferable for the directors to retain the flexibility regarding submissions to shareholders that is granted in the relevant provisions of North Carolina law.

    Holdings has not included in its charter or by-laws a provision included in the CP&L by-laws that prohibits directors from amending the by-laws to increase the size of a quorum for a meeting of shareholders. Under North Carolina law, unless specifically permitted by its charter or by-laws, Holdings cannot increase the size of a quorum for a meeting of shareholders. In the event that Holdings seeks to amend its charter or by-laws to include a provision permitting directors to increase the size of a quorum for a meeting of shareholders, shareholder approval would be required under North Carolina law.

                              BUSINESS OF HOLDINGS

    After the share exchange occurs, Holdings will have no material assets other than its ownership of stock of its subsidiaries, which initially will consist of all of CP&L's outstanding common stock. At or about the time the share exchange is completed, the name of Holdings will likely be changed to better reflect its business operations going forward.

           WE RECENTLY AGREED TO ACQUIRE FLORIDA PROGRESS CORPORATION

    On August 22, 1999, CP&L, Holdings and Florida Progress Corporation entered into an agreement and plan of exchange. The agreement provides for all of the outstanding shares of common stock of Florida Progress to be acquired by Holdings for approximately $5.3 billion. Each share of Florida Progress common stock, at the election of the holder, will be exchanged for:

    - $54.00 in cash; or

    - the number of shares of Holdings common stock equal to the ratio determined by dividing $54.00 by the average of the closing sale price per share of Holdings common stock for the twenty (20) consecutive trading days ending with the fifth trading day immediately preceding the closing date; or

    - a combination of cash and Holdings common stock.

    The transaction has been approved by the boards of directors of Florida Progress and CP&L. The transaction is expected to be completed within 12 months. Completion of the transaction is subject to the satisfaction or waiver of customary closing conditions, including, among others:

    - the approval of shareholders of Florida Progress;

    - the approval of shareholders of Holdings; and

    - required regulatory approvals and reviews.

    Florida Progress is a diversified utility holding company with assets of $6.3 billion. Its principal subsidiary is Florida Power, which serves 1.3 million customers in Florida. Florida Progress' diversified operations include rail services, marine operations and coal mining.

    The share exchange and the Florida Progress acquisition are separate transactions. We expect the share exchange to occur before the various approvals required for the Florida Progress transaction are received. Accordingly, we expect the share exchange to occur whether or not the Florida Progress transaction occurs.

                             REGULATION OF HOLDINGS

    CP&L became an "exempt" holding company under the Public Utility Holding Company Act upon completion of its acquisition of North Carolina Natural Gas Corporation. See "Regulatory Approvals Required to Complete the Share Exchange" beginning on page 10.

    Following completion of the share exchange, Holdings, as the owner of all of the outstanding CP&L common stock, will become a "holding company" under PUHCA. Holdings expects to be able to claim an exemption from most of the provisions of PUHCA under Section 3(a)(1), as a holding company whose utility subsidiaries generating material portions of its income are incorporated and carry on their business substantially in a single state. As a result, there would be limitations on Holdings' ability to expand operations of any utility subsidiary outside of North Carolina, or make utility acquisitions outside of North Carolina, without losing its exemption under PUHCA. In addition, prior approval of the SEC would be required if Holdings were to acquire 5% or more of the voting securities of any other electric or gas utility company.

    Under PUHCA and current SEC policies, there are limits on the extent to which exempt holding companies may diversify into businesses not functionally related to the electric and gas utility businesses. We do not expect these limitations to have a material impact on Holdings in the near future.

    We do not anticipate that Holdings will be considered a public utility under the state laws of North Carolina or South Carolina. However, the State Commissions may impose restrictions on Holdings' relationship with its public utility subsidiaries.

                       DIRECTORS AND OFFICERS OF HOLDINGS

    The incumbent directors of CP&L will also become the directors of Holdings at the effective time of the share exchange. They will be elected to serve as directors of Holdings in the same classes and for the same terms of service for which they are serving as directors of CP&L. While there are no current plans to alter the CP&L board, the boards of Holdings and CP&L may not, in the future, mirror each other in size, composition or membership.

    Upon effectiveness of the share exchange, Holdings' principal executive officers are expected to be:

William Cavanaugh III................  Chairman of the Board, President and
                                       Chief Executive Officer
Glenn E. Harder......................  Executive Vice President and Chief
                                       Financial Officer
Robert B. McGehee....................  Executive Vice President, General
                                       Counsel and Chief Administrative
                                       Officer
William D. Johnson...................  Senior Vice President and Corporate
                                       Secretary

    These executive officers will continue to be executive officers of CP&L.

                       VALIDITY OF HOLDINGS COMMON STOCK

    The validity of the shares of Holdings common stock to be issued in the share exchange will be passed upon by Hunton & Williams, counsel to CP&L and Holdings, Raleigh, North Carolina.

                                    EXPERTS

    The financial statements and related financial statement schedules incorporated in this document by reference from the CP&L Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 OTHER BUSINESS

    The board of directors does not intend to bring any business before the meeting other than that stated in this document. The board knows of no other matter to come before the meeting. If other matters are properly brought before the meeting, it is the intention of the board of directors that the persons named in the enclosed Proxy will vote on these matters pursuant to the Proxy in accordance with their best judgment.

                          FUTURE SHAREHOLDER PROPOSALS

    Holdings expects to maintain the same annual meeting schedule as CP&L has followed in the past. Accordingly, shareholder proposals submitted for inclusion in the proxy statement for our 2000 annual meeting must be received no later than December 2, 1999 at the Holdings principal executive offices, addressed to the attention of:

                           William D. Johnson
                           Senior Vice President and Corporate Secretary CP&L Holdings, Inc.
                           Post Office Box 1551
                           Raleigh, North Carolina 27602-1551

    In the event that Holdings is unable to meet the anticipated 2000 annual meeting schedule and the meeting date is changed by more than 30 calendar days from May 12, 2000, shareholder proposals for Holdings' 2000 annual meeting must be received at the address above a reasonable time before we print and mail our proxy statement.

    Any other proposal that a shareholder desires to be presented for action at an annual meeting must be received by the Secretary of the Company no later than the close of business on the 60th day prior to the first anniversary of the immediately preceding year's annual meeting. The proposal must include a brief description of the business desired to be brought before the meeting, the shareholder's name and address, the class and number of shares owned by the shareholder and disclosure of any material interest the shareholder may have in the matter proposed.

                      WHERE YOU CAN FIND MORE INFORMATION

    CP&L files annual, quarterly and special reports, proxy statements, prospectuses and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov or our web site at http://www.cplc.com. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's public reference room in Washington is located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    Holdings filed a registration statement on Form S-4 (333-      ) on August
31, 1999 to register with the SEC the Holdings common stock to be issued in the share exchange. This document is a part of that registration statement and constitutes a prospectus of Holdings. As allowed by the SEC's rules, this document does not contain all of the information you can find in Holdings' registration statement or the exhibits to that registration statement.

                      WHAT INFORMATION YOU SHOULD RELY ON

    We have not authorized any person to give any information or to make any representation that differs from, or adds to, the information discussed in this document, in the other documents that we specifically incorporate by reference, or in other documents we have publicly filed with the SEC. Therefore, if anyone gives you different or additional information, you should not rely on it.

    The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies. This document does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, Holdings common stock, or to ask for proxies, to or from any person to or from whom it is unlawful to direct these activities. Under those circumstances, the solicitation and offer presented by this document does not apply to you.

                                    Exhibits

                                    EXHIBITS

                                                                       EXHIBIT A

                      AGREEMENT AND PLAN OF SHARE EXCHANGE

    This AGREEMENT AND PLAN OF SHARE EXCHANGE (the "Agreement"), dated as of August 22, 1999, is between Carolina Power & Light Company, a North Carolina corporation ("CP&L"), whose shares of Common Stock, no par value, will be acquired pursuant to the "Share Exchange" provided for in this Agreement, and CP&L Holdings, Inc., a North Carolina corporation ("Holdings"), which will acquire the foregoing shares of Common Stock of CP&L. CP&L and Holdings are hereinafter referred to, collectively, as the "Corporations."

                                   RECITALS:

    A. The authorized equity capital of CP&L consists of (i) 200,000,000 shares of Common Stock, no par value, (the "CP&L Common Stock"), of which 159,589,744 shares are issued and outstanding (which number of issued and outstanding shares is subject to change prior to the Effective Time (as hereinafter defined) of the Share Exchange), (ii) 300,000 shares of $5 Preferred Stock (the "CP&L $5 Preferred Stock"), of which 237,259 shares are issued and outstanding, (iii) 20,000,000 shares of Serial Preferred Stock (the "CP&L Serial Preferred Stock"), of which 350,000 shares are issued and outstanding, (iv) 5,000,000 shares of Preferred Stock A (the "CP&L Preferred Stock A"), no shares of which are issued and outstanding, and (v) 10,000,000 shares of Preference Stock (the "CP&L Preference Stock"), no shares of which are outstanding (the CP&L $5 Preferred Stock, the CP&L Serial Preferred Stock, the CP&L Preferred Stock A, and the CP&L Preference Stock, collectively, the "CP&L Preferred Stocks"; and the CP&L Preferred Stocks, together with the CP&L Common Stock, collectively, the "CP&L Capital Stock").

    B. Holdings is a wholly-owned subsidiary of CP&L with authorized capital stock consisting of 500,000,000 shares of Common Stock, no par value (the "Holdings Common Stock"), of which 100 shares are issued and outstanding and owned by CP&L and 20,000,000 shares of Preferred Stock, no par value, no shares of which are issued.

    C. CP&L has in place the Employee Stock Purchase-Savings Plan, the 1997 Equity Incentive Plan, the Deferred Compensation Plan for Key Management Employees, the Directors' Deferred Compensation Plan, the Executive Deferred Compensation Plan, the Management Incentive Compensation Plan, the Non-Employee Director Stock Unit Plan and, effective January 1, 2000, the Management Deferred Compensation Plan (collectively, the "Employee Plans"), each of which will continue after the Effective Time with certain amendments thereto.

    D. The respective Boards of Directors of the Corporations deem it desirable and in the best interests of the Corporations and the shareholders of CP&L that, at the Effective Time, (i) Holdings acquire and become the owner and holder of each share of CP&L Common Stock issued and outstanding at the Effective Time,
(ii) each share of CP&L Common Stock issued and outstanding immediately prior to the Effective Time be automatically exchanged for one share of Holdings Common Stock, and (iii) each holder of shares of CP&L Common Stock issued and outstanding immediately prior to the Effective Time become the holder of a like number of shares of Holdings Common Stock, all on the terms and conditions hereinafter set forth.

    E. The Board of Directors of each Corporation has approved and adopted this Agreement, and the Board of Directors of CP&L has recommended that the shareholders of CP&L approve and adopt the Share Exchange and this Agreement pursuant to Section 55-11-03(b) of the North Carolina Business Corporation Act (the "NCBCA").

    NOW, THEREFORE, the Corporations hereby agree as follows:

                                   ARTICLE I

    The Share Exchange and this Agreement shall be submitted to the holders of CP&L Capital Stock for approval and adoption as provided by Sections 55-11-03(b), (e) and (f) of the NCBCA. The affirmative vote of both the holders of (a) a majority of the shares of issued and outstanding CP&L Common Stock and
(b) a majority of all of the issued and outstanding shares of CP&L Capital Stock, voting as a single class, shall be necessary to approve and adopt the Share Exchange and this Agreement.

                                   ARTICLE II

    Subject to the terms and conditions of this Agreement, the Share Exchange shall become effective immediately following the close of business on the date of filing with the North Carolina Secretary of State (the "Secretary of State") of Articles of Exchange pursuant to Section 55-11-05(a) of the NCBCA (the "Articles"), or at such later time and date as may be stated in the Articles (the "Effective Time").

                                  ARTICLE III

    A. At the Effective Time:

        (i) each share of CP&L Common Stock issued and outstanding immediately prior to the Effective Time, including whole and fractional shares of CP&L Common Stock held by or issued under the Employee Plans, shall be automatically exchanged for one share of Holdings Common Stock, which shares shall be fully paid and nonassessable by Holdings;

        (ii) Holdings shall acquire and become the owner and holder of each issued and outstanding share of CP&L Common Stock so exchanged;

        (iii) each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and shall thereupon constitute an authorized and unissued share of Holdings Common Stock;

        (iv) the former holders of CP&L Common Stock shall be entitled only to receive shares of Holdings Common Stock in exchange therefor as provided in this Agreement; and

        (v)  the directors of CP&L shall become the directors of Holdings.

    B. Shares of the CP&L Preferred Stocks shall not be exchanged or otherwise affected by or in connection with the Share Exchange. Each share of the CP&L Preferred Stocks issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding following the Share Exchange.

    C. As of the Effective Time, (i) the Employee Plans shall be appropriately amended to provide for the issuance or delivery of Holdings Common Stock in lieu of CP&L Common Stock and Holdings shall agree to issue or deliver Holdings Common Stock, and (ii) the Employee Plans shall be appropriately amended to refer to Holdings Common Stock in lieu of CP&L Common Stock, in each case on and after the Effective Time pursuant thereto.

                                   ARTICLE IV

    The filing of the Articles with the Secretary of State and the consummation of the Share Exchange shall be subject to satisfaction of the following conditions at or prior to the Effective Time:

        (1) the affirmative votes of the holders of CP&L Capital Stock pursuant to, and as described in, Article I of this Agreement shall have been received;

        (2) such orders, authorizations, approvals or waivers from the North Carolina Utilities Commission and the South Carolina Public Service Commission and from all other regulatory bodies, boards or agencies with jurisdiction over the Corporations that are necessary to consummate the Exchange and related transactions shall have been received, shall remain in full force and effect, and shall not include, in the sole judgment of the Board of Directors of CP&L, unacceptable conditions; and

        (3) the Holdings Common Stock to be issued in connection with the Share Exchange shall have been listed, subject to official notice of issuance, by the New York Stock Exchange.

                                   ARTICLE V

    Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of CP&L Common Stock may, but shall not be required to, surrender the same to Holdings' transfer agent for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee shall be entitled to receive a certificate or certificates representing the same number of shares of Holdings Common Stock as the shares of CP&L Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for exchange or transfer, each outstanding certificate which, immediately prior to the Effective Time, represents CP&L Common Stock shall be deemed and shall be treated for all purposes to represent the ownership of the same number of shares of Holdings Common Stock as though such surrender or exchange or transfer had taken place. The holders of CP&L Common Stock at the Effective Time shall have no right at and after the Effective Time to have their shares of CP&L Common Stock transferred on the stock transfer books of CP&L (such stock transfer books being deemed closed for this purpose at the Effective Time), and at and after the Effective Time such stock transfer books may be deemed to be the stock transfer books of Holdings.

                                   ARTICLE VI

    A. This Agreement may be amended, modified or supplemented, or compliance with any provision hereof may be waived, at any time prior to the Effective Time (including, without limitation, after receipt of the affirmative vote of holders of CP&L Capital Stock as provided in Article IV(1) hereof), by the mutual consent of the respective Boards of Directors of CP&L and of Holdings at any time prior to the Effective Time; PROVIDED, HOWEVER, that no such amendment, modification, supplement or waiver shall be made or effected if such amendment, modification, supplement or waiver would, in the sole judgment of the Board of Directors of CP&L, materially and adversely affect the shareholders of CP&L.

    B. This Agreement may be terminated and the Share Exchange and related transactions abandoned, at any time prior to the Effective Time (including, without limitation, after receipt of the affirmative vote of holders of CP&L Capital Stock as provided in Article IV(1) hereof), if the Board of Directors of CP&L determines, in its sole judgment, that consummation of the Share Exchange would for any reason be inadvisable or not in the best interests of CP&L or its shareholders.

    IN WITNESS WHEREOF, each of the Corporations, pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed as of the date first above written.

                                            CAROLINA POWER & LIGHT COMPANY

                                            By:        /s/ WILLIAM CAVANAUGH III
                                                       -----------------------------------------
                                                       Name: William Cavanaugh III
                                                       Title: Chairman of the Board,
                                                       President and Chief Executive Officer

                                            CP&L HOLDINGS, INC.

                                            By:        /s/ WILLIAM CAVANAUGH III
                                                       -----------------------------------------
                                                       Name: William Cavanaugh III
                                                       Title: Chairman of the Board,
                                                       President and Chief Executive Officer

                                                                       EXHIBIT B

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                              CP&L HOLDINGS, INC.

                                   ARTICLE I
                                      NAME

    The name of the corporation is CP&L Holdings, Inc. (the "Corporation")

                                   ARTICLE II
                          REGISTERED OFFICE AND AGENT

    The street and mailing address of the registered office and the name and mailing address of the registered agent of the Corporation in the State of North Carolina is:

                               William D. Johnson
                               c/o Carolina Power & Light Co.
                               411 Fayetteville Street
                               Raleigh, Wake County, North Carolina 27601

                                  ARTICLE III
                                    PURPOSES

    The purposes for which the Corporation is formed are to conduct the business of a holding company as well as to transact any or all other lawful business, not required to be specifically stated in these Articles of Incorporation, for which corporations may be incorporated under the North Carolina Business Corporation Act, as amended from time to time, and any legislation succeeding thereto (the "NCBCA").

    All references herein to "Articles of Incorporation" shall mean these Amended and Restated Articles of Incorporation, as subsequently amended or restated in accordance herewith and with the NCBCA.

                                   ARTICLE IV
                                 CAPITAL STOCK

    The aggregate number of shares that the Corporation shall have authority to issue shall be 20,000,000 shares of Preferred Stock, no par value per share (hereinafter called "Preferred Stock"), and 500,000,000 shares of Common Stock, no par value per share (hereinafter called "Common Stock").

    The following is a description of each of such classes of stock, and a statement of the preferences, limitations, voting rights and relative rights in respect of the shares of each such class:

        1. AUTHORITY TO FIX RIGHTS OF PREFERRED STOCK. The Board of Directors shall have authority, by resolution or resolutions, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares that shall constitute such series and the following relative rights and preferences of the shares of each series so established:

           (a) The annual or other periodic dividend rate payable on shares of such series, the time of payment thereof, whether such dividends shall be cumulative or non-cumulative, and the date or dates from which any cumulative dividends shall commence to accrue;

           (b) the price or prices at which and the terms and conditions, if any, on which shares of such series may be redeemed;

           (c) the amounts payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation;

           (d) the sinking fund provisions, if any, for the redemption or purchase of shares of such series;

           (e) the extent of the voting powers, if any, of the shares of such series; provided, however, that no share of Preferred Stock shall entitle its holder to more than one vote on any matter;

           (f) the terms and conditions, if any, on which shares of such series may be converted into shares of stock of the Corporation of any other class or classes or into shares of any other series of the same or any other class or classes;

           (g) whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation, dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series; and

           (h) any other preferences and relative, optional or other special rights, and qualifications, limitations or restrictions of such preferences or rights, of shares of such series not fixed and determined by law or in this Article III.

        2. DISTINCTIVE DESIGNATIONS OF SERIES. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Stock shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the NCBCA or as otherwise specified by the Board of Directors with respect to any series at the time of the creation thereof.

        3. RESTRICTIONS ON CERTAIN DISTRIBUTIONS. So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends (other than dividends payable in Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) or make any other distribution on such junior stock if, at the time of making such declaration, payment or distribution, the Corporation shall be in default with respect to any dividend payable on, or any obligation to redeem, any shares of Preferred Stock.

        4. REDEEMED OR REACQUIRED SHARES. Shares of any series of Preferred Stock that have been redeemed or otherwise reacquired by the Corporation (whether through the operation of a sinking fund, upon conversion or otherwise) shall have the status of authorized and unissued shares of Preferred Stock and may be redesignated and reissued as a part of such series (unless prohibited by the articles of amendment creating such series) or of any other series of Preferred Stock. Shares of Common Stock that have been reacquired by the Corporation shall have the status of authorized and unissued shares of Common Stock and may be reissued.

        5. VOTING RIGHTS. Subject to the provisions of the NCBCA or of the By-Laws of the Corporation as from time to time in effect with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, and except as otherwise provided by the NCBCA or in resolutions of the Board of Directors establishing any series of Preferred Stock pursuant to the provisions of paragraph 1 of this Article IV, the holders of outstanding shares of Common Stock of the Corporation shall exclusively possess voting power for the election of directors and for all other purposes, with each holder of record of shares of Common Stock of the Corporation being entitled to one vote for each share of such stock standing in his name on the books of the Corporation. Shares shall not be voted cumulatively for the election of directors.

        6. NO PREEMPTIVE RIGHTS. No holder of shares of stock of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (a) any shares of stock of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class, whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of stock of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

        7. SHAREHOLDER PROTECTION ACT AND CONTROL SHARE ACQUISITION ACT. The provisions of Articles 9 and 9A of the NCBCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.

                                   ARTICLE V
                                   DIRECTORS

        1. NUMBER. The number of directors shall be as specified in the By-Laws of the Corporation, but such number may be increased or decreased from time to time in such manner as may be prescribed in the By-Laws, provided that in no event shall the number of directors be less than nine or more than fifteen.

        2. REMOVAL. Subject to the rights of the holders of any Preferred Stock then outstanding, directors may be removed with or without cause by the affirmative vote of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single voting group.

        3. VACANCIES. Subject to the rights of the holders of any Preferred Stock then outstanding and to any limitations set forth in the NCBCA, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely
    (i) by the Board of Directors or (ii) at an annual meeting of shareholders by the shareholders entitled to vote on the election of directors. If the directors remaining in office constitute fewer than a quorum of the

    Board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office.

                                   ARTICLE VI
                             AMENDMENT OF ARTICLES

    An amendment or restatement of the Articles of Incorporation requiring shareholder approval shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting any such amendment or restatement to the shareholders the Board of Directors shall require a greater vote.

                                  ARTICLE VII
                                    IMMUNITY

    To the fullest extent permitted by the NCBCA, a director of the Corporation shall not be liable to the Corporation or any of its shareholders for monetary damages for breach of duty as a director. Any amendment to or repeal of the provisions of this Article shall not impair any right or protection of a director pertaining to service as a director up to the effective time of such amendment or repeal.

                                  ARTICLE VIII
                              AMENDMENT OF BY-LAWS

    In furtherance of, and not in limitation of, the powers conferred by the NCBCA, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation. By-laws adopted by the Board of Directors under the powers hereby conferred may be altered, amended or repealed by the Board of Directors or by the shareholders having voting power with respect thereto as provided herein. In the case of any such action by shareholders, the affirmative vote of the holders of a majority of the voting power of the then outstanding Voting Stock, voting together as a single voting group, shall be required in order for the shareholders to alter, amend or repeal any provision of the By-Laws or to adopt any additional by-law. Any by-law adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the Board of Directors unless the Articles of Incorporation or a by-law adopted by the shareholders authorizes the Board of Directors to adopt, amend or repeal that particular by-law or the By-laws generally.

                                                                       EXHIBIT C

                              AMENDED AND RESTATED
                                    BY-LAWS
                                       OF
                              CP&L HOLDINGS, INC.
                            RALEIGH, NORTH CAROLINA

                                   ARTICLE I
                            MEETINGS OF SHAREHOLDERS

    Section 1. PLACE OF MEETINGS. All meetings of the shareholders of CP&L Holdings, Inc. (the "Corporation"), shall be held at such place, either within or without the State of North Carolina, as may from time to time be fixed by the Board of Directors of the Corporation (the "Board").

    Section 2. ANNUAL MEETINGS. Beginning in the year 2000, the annual meeting of the shareholders of the Corporation shall be held on the second Wednesday of May in each year, if not a legal holiday, and if a legal holiday, then on the next day not a legal holiday, at ten o'clock A.M., or at such other date, or hour, and at such place as stated in the notice of the meeting as the Board of Directors may determine. The annual meeting of shareholders for 1999 shall be held on the date and time specified by the Board of Directors.

    Section 3. SPECIAL MEETINGS. Special meetings of the shareholders of the Corporation may be held upon call by a majority of the Board of Directors or of the Executive Committee, or by the Chairman of the Board, or by the President of the Corporation, at such time as may be stated in the call and notice.

    Section 4. NOTICE OF MEETINGS. Written notice of the time and place of every meeting of shareholders may be given, and shall be deemed to have been duly given, by mailing the same at least ten, but not more than sixty, days prior to the meeting, to each shareholder of record entitled to vote at such meeting, and addressed to him at his address as it appears on the records of the Corporation, with postage thereon prepaid. Notice may also be given by any other lawful means.

    Section 5. LIST OF SHAREHOLDERS. In accordance with Section 55-7-20 of the General Statutes of North Carolina, the Corporation, or an officer having charge of the record of shareholders of the Corporation, shall prepare a list of shareholders which shall be available for inspection by shareholders, or their agents or attorneys.

    Section 6. QUORUM; PROXIES. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of that voting group exists. A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of the voting group on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. In the absence of a quorum at the opening of any meeting of shareholders, the meeting may be adjourned by a majority of shares voting on a motion to adjourn. Notice of adjournment other than announcement at the meeting need not be given unless a new record date is or must be set for that adjourned meeting. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting.

    Section 7. VOTING OF SHARES. (a) When a quorum is present at any meeting, the vote of the holders of a majority of the outstanding stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of any applicable statute or of the Articles of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

    (b) Unless otherwise provided by law or the Articles of Incorporation, at every meeting of the shareholders each shareholder shall be entitled to one vote in person or by proxy for each share of such stock held of record by such shareholder. Except where the transfer books of the Corporation have been closed or a date has been fixed as a record date for the determination of its shareholders entitled to vote, no share of stock shall be voted at any election for directors which has been transferred on the books of the Corporation within twenty days next preceding such election of directors.

    Section 8. INSPECTORS. The Board of Directors in advance of any meeting of shareholders may appoint two voting inspectors to act at any such meeting or adjournment thereof. If they fail to make such appointment, or if their appointees or any of them fail to appear at the meeting of shareholders, the chairman of the meeting may appoint such inspectors or any inspector to act at that meeting.

    Section 9. CONDUCT OF MEETINGS. Meetings of the shareholders shall be presided over by the Chairman of the Board of Directors, or, if he is not present, the President, or, if the President is not present, a Vice President, or if neither of said officers is present, by a chairman pro tem to be elected at the meeting. The Secretary of the Corporation shall act as secretary of such meetings, if present, but if not present, some person shall be appointed by the presiding officer to act during the meeting. The officer of the Corporation presiding over the meeting of shareholders shall have all the powers and authority vested in presiding officers by law or practice, without restriction, as well as the authority to conduct an orderly meeting and to impose reasonable limits on the amount of time taken up in remarks by any one shareholder.

    Section 10. BUSINESS PROPOSED BY A SHAREHOLDER. To be properly brought before a meeting of shareholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before an annual meeting by a shareholder of the Corporation who was a shareholder of record at the time of the giving of notice provided for in Section 4 of these By-Laws and who is entitled to vote at the meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice of the proposal in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 60th day prior to the first anniversary of the immediately preceding year's annual meeting; provided, however, that with respect to the annual meeting to be held in 2000, a shareholder's notice must be received by the Secretary of the Corporation at the principal executive offices of the Corporation no later than December 3, 1999. In no event shall the public announcement of an adjournment or postponement of an annual meeting or the fact that an annual meeting is held after the anniversary of the preceding annual meeting commence a new time period for the giving of a shareholder notice as described above. A shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting with respect to such business, (ii) the reasons for conducting such business at the annual meeting, (iii) the name and address of record of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made, (iv) the class and number of shares of the Corporation which are owned by the shareholder and such beneficial owner, (v) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, and
(vi) any material interest of the shareholder and such beneficial owner in such business.

    In the event that a shareholder attempts to bring business before a meeting without complying with the procedures set forth in this Section 10, such business shall not be transacted at such meeting. The Chairman of the Board of Directors, or any other individual presiding over the meeting pursuant to
Section 9 of these By-Laws, shall have the power and duty to determine whether any proposal to bring business before the meeting was made in accordance with the procedures set forth in this Section 10, and, if any business is not proposed in compliance with this Section, to declare that such defective proposal shall be disregarded and that such proposed business shall not be transacted at such meeting.

    Section 11. NOMINATIONS BY SHAREHOLDERS. Subject to the rights of holders of any securities or obligations of the Corporation conferring special rights regarding election of directors, nominations for the election of directors shall be made by the Board of Directors or by any shareholder entitled to vote in elections of directors; provided however, that any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors only at an annual meeting and if written notice of such shareholder's intent to make such nomination or nominations has been received, either by personal delivery or by United States registered or certified mail, postage prepaid, by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 60th day prior to the first anniversary of the immediately preceding year's annual meeting; provided, however, that with respect to the annual meeting to be held in 2000, a shareholder's notice must be received by the Secretary of the Corporation at the principal executive offices of the Corporation no later than December 3, 1999. In no event shall the public announcement of an adjournment or postponement of an annual meeting or the fact that an annual meeting is held after the anniversary of the preceding annual meeting commence a new time period for the giving of a shareholder's notice as described above. Each notice shall set forth
(i) the name and address of record of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated, (ii) the class and number of shares of the Corporation that are owned by the shareholder and such beneficial owner, (iii) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a description of all arrangements, understandings or relationships between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (v) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors, and shall include a consent signed by each such nominee to serve as a director of the Corporation if so elected. In the event that a shareholder attempts to nominate any person without complying with the procedures set forth in this Section 11, such person shall not be nominated and shall not stand for election at such meeting. The Chairman of the Board of Directors, or any other individual presiding over the meeting pursuant to Section 9 of these By-Laws, shall have the power and duty to determine whether a nomination proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 11 and, if any proposed nomination is not in compliance with this Section 11, to declare that such defective proposal shall be disregarded.

                                   ARTICLE II
                      DIRECTORS AND MEETINGS OF DIRECTORS

    Section 12. NUMBER AND ELECTION OF DIRECTORS.

    (a) The number of directors of the Corporation shall not be less than eleven
(11) nor more than fifteen (15). The authorized number of directors, within the limits above specified, shall be determined by the affirmative vote of a majority of the whole board given at any regular or special meeting of the Board of Directors, provided that, the number of directors shall not be reduced to a number less than the number of directors then in office unless such reduction shall become effective only at and after the next ensuing meeting of the shareholders for the election of directors.

    (b) The directors shall appoint from among their number a Chairman, who shall serve at the pleasure of the Board. Members of the Board of Directors of the Corporation who are full-time employees of the Corporation shall retire from the Board upon attaining the age of 65 years; provided, however, that the Chairman of the Board of the Corporation shall be eligible to continue as a member of the Board after attaining the age of 65 years and will be considered a Director who is not employed full-time by the Corporation. Those persons who are not employed full-time by the Corporation shall not be eligible for election as a Director in any calendar year (or subsequent year) in which he or she has reached or will reach the age of 71 years. Any Director who reaches the age of 71 during a term of office shall resign as of the first day of the month so following unless otherwise determined by the Board.

    (c) Except for the election of the initial directors whose terms are classified pursuant to this By-Law, the election of directors shall be held at the annual meeting of shareholders. The directors, other than those who may be elected under circumstances specified in the Articles of Incorporation by the holders of any class of stock having a preference over the Common Stock as to dividends or in liquidation, shall be classified into three classes, Class I, Class II and Class III, as nearly equal in number as possible. The directors of Class I shall originally be elected for a term expiring at the annual meeting of shareholders of the Corporation to be held in 2002; the directors of Class II shall originally be elected for a term expiring at the annual meeting of shareholders of the Corporation to be held in 2000; and the directors of Class III shall originally be elected for a term expiring at the annual meeting of shareholders of the Corporation to be held in 2001. The directors of each class shall hold office until their respective successors are elected and qualified, or until their earlier resignation or removal. At each annual meeting of shareholders of the Corporation beginning in 2000, the successors to the class of directors whose term expires at such meeting shall be identified as being of the same class of directors they succeed and shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly-created directorships or any decrease in directorships shall be so apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible; provided, however, that no decrease in the number of directors shall shorten or terminate the term of any incumbent director.

    Section 13. VACANCIES.

    Subject to contrary provisions in the Articles of Incorporation or elsewhere in these By-Laws, in case of any vacancy in the number of directors through death, resignation, disqualification, increase in the number of directors or other cause, the remaining directors present at the meeting, by affirmative vote of a majority thereof, though less than a quorum, may elect a successor to hold office until the next shareholders' meeting at which directors are elected and until the election of his successor.

    Section 14. MEETINGS.

    Regular meetings of the Board of Directors shall be held at times fixed by resolution of the Board, and special meetings may be held upon the written call of the Executive Committee, or by the

Chairman of the Board, or by the President or by any two directors; and the Secretary or officer performing his duties shall give reasonable notice of all meetings of directors; provided, that a meeting may be held without notice immediately after the annual election, and notice need not be given of regular meetings held at times fixed by resolution of the Board. Meetings may be held at any time without notice if all the directors are present, or if those not present waive notice either before or after the meeting. All regular and special meetings shall be held at the principal offices of the Corporation, provided that the Board, from time to time, may order that any meeting be held elsewhere within or without the State of North Carolina. A majority of the whole Board of Directors shall constitute a quorum, and the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater proportion is required by the Articles of Incorporation.

    Section 15. TELEPHONE MEETINGS.

    Members of the Board or any committee may participate in a meeting of the Board or such committee by means of a conference telephone or other means of communications whereby all directors participating may simultaneously hear each other during the meeting, and participation by such means shall constitute presence in person at such meeting.

    Section 16. ACTIONS WITHOUT MEETINGS.

    Any action that may be taken at a meeting of the Board or of a committee may be taken without a meeting if a consent in writing, setting forth the action, shall be signed, either before or after such action, by all of the directors or all of the members of the committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote.

    Section 17. GENERAL POWERS.

    The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things which are not by law or by the Articles of Incorporation directed or required to be exercised or done by the shareholders; provided, however, that the officers of the Corporation shall, without prior action of the Board of Directors, perform all acts and things incidental to the usual and ordinary course of the business in which the Corporation is engaged as hereinafter provided by the By-Laws or as may hereafter be delegated by the Board of Directors.

    Section 18. COMMITTEES.

    (a) A majority of the Board of Directors may create one or more committees and appoint other members of the Board of Directors to serve on such Committees. Each such committee shall have two or more members, who serve at the pleasure of the Board of Directors. Any such committee may exercise authority over any matters except those matters described in Section 55-8-25(e) of the General Statutes of North Carolina. Each committee may make rules for the conduct of its business. A majority of the members of such committee shall constitute a quorum.

    (b) A majority of the whole Board of Directors, present at any meeting held after their election in each year, may appoint an Executive Committee, to consist of three or more directors, which Committee shall have and may exercise, during the intervals between meetings of the Board, by a majority vote of those present at a meeting, all the powers vested in the Board, except the following matters as more fully described in Section 55-8-25(e) of the General Statutes of North Carolina:

    --  Authorize distributions;

    -- Approve or propose to shareholders action that is by law required to be approved by the shareholders;

    --  Fill vacancies on the Board of Directors or on any of its Committees;

    --  Amend the Corporation's Articles of Incorporation pursuant to N.C.G.S.
       Section55-10-02;

    --  Adopt, amend or repeal the Corporation's By-Laws;

    --  Approve a plan of merger not requiring shareholder approval;

    -- Authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; or

    -- Authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that the Board of Directors may authorize a committee (or a senior executive officer of the Corporation) to do so within limits specifically prescribed by the Board of Directors.

    (c) A majority of the whole Board of Directors present at any meeting shall have the power at any time to change the membership of such committee and to fill vacancies in it. The Chairman of the Executive Committee shall be appointed by the Board of Directors from the membership of the Executive Committee.

                                  ARTICLE III
                                    NOTICES

    Section 19. NOTICE REQUIREMENTS.

    (a) Notice may be communicated: in person; by telephone, telegraph, teletype, or other form of wire or wireless communication, by facsimile transmission; or by mail or private carrier. If these forms of personal notice are impracticable as to one or more persons, notice may be communicated to such persons by publishing notice in a newspaper in the county wherein the Corporation has its principal place of business in North Carolina, or if it has no principal place of business in North Carolina, the county wherein it has its registered office in North Carolina; or by radio, television, or other form of public broadcast communication.

    (b) Written notice is effective at the earliest of the following:

       (i) When received;

       (ii) Five days after its deposit in the United States mail, as evidenced by the postmark or based on the affidavit of the person depositing the notice, if mailed with postage thereon prepaid and correctly addressed;

       (iii) On the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, signed by or on behalf of the addressee. Anyone accepting the mail at the stated address and signing the receipt shall be conclusively presumed to have acted on behalf of the addressee.

    (c) Oral notice is effective when actually communicated to the person to whom given.

    (d) If these By-Laws prescribe notice requirements for particular circumstances, those requirements govern.

    (e) No notice need be given any shareholder or director whose address is outside of the United States and each shareholder located outside of the United States must provide to the Corporation a mailing address in the United States to which notices from the Corporation may be addressed. The Corporation shall not be obligated to recognize any such address (or change of address) received less than thirty days before the date on which the Corporation's notice is sent. Any notice given by telegram or cable shall be deemed to be given when delivered to and accepted for transmittal by an office of the transmitting corporation.

    Section 20. WAIVER OF NOTICE.

    Whenever any notice is required to be given under the provisions of applicable statutes or of the Articles of Incorporation or of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice in apt time.

                                   ARTICLE IV
              OFFICERS, THEIR AUTHORITY, AND THEIR TERMS OF OFFICE

    Section 21. OFFICERS OF THE CORPORATION.

    The Board of Directors shall annually at its first meeting held after the annual meeting of shareholders, or as soon thereafter as may be practical, elect the officers of the Corporation, who shall consist of a President, one or more Senior Executive Vice Presidents and Executive Vice Presidents, two or more Senior Vice Presidents, three or more Vice Presidents, a Secretary, a Treasurer, a Controller and such other officers or assistant officers and agents as may be appointed by the Board of Directors. At other times, the Board of Directors or any Committee to which it delegates the authority to do so may elect officers to fill any new office or a vacancy in any office occurring by virtue of the incumbent's death, resignation, removal or otherwise at any duly convened meeting of the Board or of the Committee. The officer shall serve for the period specified or until a successor is chosen. From time to time the Board of Directors may also elect a Vice Chairman who shall have such duties as described herein and as may from time to time be directed. Any two offices may be held by the same person, but no officer may act in more than one capacity where action of two or more officers is required. The Vice Chairman, if any, of the Board of Directors shall be chosen from among the Directors, but the other officers need not be directors of the Corporation.

    Section 22. CHIEF EXECUTIVE OFFICER.

    (a) The Board of Directors shall appoint the Chief Executive Officer, who shall be either the Chairman, the Vice Chairman or the President of the Corporation. In the event the Chief Executive Officer is unavailable at the time for needed action, or in other circumstances as directed by the Chief Executive Officer, then the Chairman, the Vice Chairman, if any, or the President if there is no Vice Chairman, who is not then serving as Chief Executive Officer, shall be the next officer in line of authority to perform the duties of Chief Executive Officer. If the Chairman, the Vice Chairman and the President should be unavailable at the time for needed action, or in other circumstances as directed by the Chief Executive Officer, then the next officer in line of authority to perform the duties of the Chief Executive Officer shall be a Senior Executive Vice President or Executive Vice President as designated by the Chief Executive Officer.

    (b) Unless otherwise provided by the Board of Directors, the Corporation's Chief Executive Officer is vested with full power, authority, and the duty, to perform in person, and by delegation of authority to subordinate officers and employees of the Corporation, all acts and things deemed by him to be reasonably necessary or desirable to direct, handle, and manage, and in general carry on the Corporation's business transactions authorized by its Articles of Incorporation, in respect to all matters except those which by law must be performed by the directors.

    Section 23. REMOVAL AND RESIGNATION OF OFFICERS.

    Any officer may be reassigned duties by appropriate members of senior management at any time. Any officer may be removed from office at any time by the Board of Directors, or by any Committee to which it delegates the authority to remove officers from office, without prejudice to the rights of the officer removed under an employment agreement in writing previously duly authorized by the Board of Directors or the Executive Committee of the Board of Directors. Any officer may resign at any time by giving written notice to the Board of Directors, the President or any other officer of the Corporation. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

    Section 24. BOND.

    The Board of Directors or the Chief Executive Officer of the Corporation may require the Treasurer and any other officer, employee or agent of the Corporation to give bond, in such sum and with such surety or sureties as either shall determine, for the faithful discharge of their duties.

                                   ARTICLE V
                                 CAPITAL STOCK

    Section 25. CERTIFICATED AND UNCERTIFICATED SHARES.

    (a) The Board of Directors may authorize the issuance of some or all of the shares of the Corporation's classes or series of capital stock without issuing certificates to represent such shares. If shares are represented by certificates, the certificates shall be in such form as required by law and as determined by the Board of Directors. Certificates shall be signed by the Chairman of the Board or the President and by the Secretary or Treasurer. The signatures of any such officers upon a certificate may be facsimiles or may be engraved or printed or omitted if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. If an officer who has signed or whose facsimile or other signature has been placed upon a certificate ceases to hold the office before the certificate is issued, the certificate may be issued by the Corporation with the same effect as if he held the office on the date of issuance.

    (b) All certificates for shares shall be consecutively numbered (within class or series designations, if desired) or otherwise identified and entered into the stock transfer records of the Corporation. When shares are represented by certificates, the Corporation shall issue and deliver to each shareholder to whom such shares have been issued or transferred certificates representing the shares owned of record by him. Upon a transfer of certificated shares, a new certificate shall be issued only upon surrender of a certificate representing such shares for cancellation, subject to the provisions for issuance of a new certificate set forth in Section 26 of these By-Laws. When shares are not represented by certificates, then within a reasonable time after the issuance or transfer of such shares, the Corporation shall send the shareholder to whom such shares have been issued or transferred a written statement of the information required by law to be on certificates.

    (c) If uncertificated shares are issued, the Corporation shall send each holder of such shares a written statement containing the information required by law.

    (d) Transfer agents or registrars, or both, for one or more classes of the stock of the Corporation may be appointed by the Board of Directors and may be required to countersign certificates representing shares of such class or classes.

    Section 26. STOCK TRANSFER BOOKS AND TRANSFER OF SHARES.

    The Corporation or its designated transfer agent or other agent, shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each shareholder of record, together with such shareholder's address and the number and class or series of shares held by such shareholder. Shares of stock of the Corporation shall be transferable on the stock books of the Corporation by the holder in person or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or the transfer agent, but, except as hereinafter provided in the case of loss, destruction or mutilation of certificates, no transfer of stock shall be entered until the previous certificate, if any, given for the same shall have been surrendered and canceled. Transfer of shares of the Corporation represented by certificates shall be made on the stock transfer books of the

Corporation only upon surrender of the certificates for the shares sought to be transferred by the holder of record thereof or by such holder's duly authorized agent, transferee or legal representative, who shall furnish proper evidence of authority to transfer with the Secretary of the Corporation or its designated transfer agent or other agent. All certificates surrendered for transfer shall be canceled before new certificates for the transferred shares shall be issued. Except as otherwise provided by law, no transfer of shares shall be valid as against the Corporation, its shareholders or creditors, for any purpose, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

    Section 27. HOLDER OF RECORD.

    Except as otherwise required by the NCBCA, the Corporation may treat the person in whose name shares of stock of the Corporation (whether or not represented by a certificate) stand of record on its books or the books of any transfer agent or other agent designated by the Board of Directors as the absolute owner of the shares and the person exclusively entitled to receive notification and distributions, to vote, and otherwise to exercise the rights, powers and privileges of ownership of such shares. The Corporation may assume that the holder of record had full competency, capacity and authority to exercise all rights of ownership, irrespective of any knowledge or notice to the contrary or any description indicating a representative, pledge or other fiduciary relation or any reference to any other instrument or to the rights of any other person appearing upon the records of the Corporation or upon the share certificate.

    Section 28. RECORD DATE.

    For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

    Section 29. LOST, DESTROYED OR MUTILATED CERTIFICATES.

    In case of loss, destruction or mutilation of any certificate of stock, another may be issued in its place upon proof of such loss, destruction or mutilation and upon the giving of a bond of indemnity to the Corporation in such form and in such sum as the Board may direct, provided that a new certificate may be issued without requiring any bond when, in the judgment of the Board, it is proper so to do. The Board of Directors may delegate to the Corporation's Transfer Agent and Registrar authority to issue and register, respectively, from time to time without further action or approval of the Board of Directors, new certificates of stock to replace certificates reported lost, stolen or destroyed upon receipt of an affidavit of loss and bond of indemnity in form and amount and with corporate surety satisfactory to them in each instance protecting the Corporation and them against loss. Such legal evidence of such loss or theft or destruction shall be furnished to the Board of Directors as may be required by them.

    Section 30. TRANSFER AGENT AND REGISTRAR; REGULATIONS.

    The Corporation may, if and whenever the Board of Directors so determines, maintain in the State of North Carolina or any other state of the United States, one or more transfer offices or agencies and also one or more registry offices which offices and agencies may establish rules and regulations for the issue, transfer and registration of certificates. No certificates for shares of stock of the Corporation in respect of which a transfer agent and registrar shall have been designated shall be valid unless countersigned by such transfer agent and registered by such registrar. The Board of Directors may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares represented by certificates and shares without certificates.

                                   ARTICLE VI

                                    GENERAL

    Section 31. DISTRIBUTIONS. Subject to the provisions of the applicable statutes and the Articles of Incorporation of the Corporation, dividends, either cash or stock, upon the capital stock of the Corporation may be declared by the Board of Directors at any meeting thereof.

    Section 32. DEEDS, BONDS, AND CONTRACTS. Deeds, bonds, notes, mortgages and contracts of the Corporation may be executed on behalf of the Corporation by the President, a Senior Executive Vice President, an Executive Vice President, or a Vice President, or any one of such other persons as shall from time to time be authorized by the Board of Directors, and when necessary or appropriate may be attested or countersigned by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer. The corporate seal of the Corporation may be affixed to deeds, bonds, notes, mortgages, contracts or stock certificates by an appropriate officer of the Corporation by impression thereon, or, by order of an appropriate officer of the Corporation, a facsimile of said seal may be affixed thereto by engraving, printing, lithograph or other method.

    Section 33. DEPOSITS. The monies of the Corporation shall be deposited in the name of the Corporation in such bank or banks or trust Corporation or trust companies as the Treasurer, with approval of the Chief Executive Officer, shall from time to time select, and shall be drawn out only by checks or other orders signed by persons designated by resolution by the Board of Directors.

    Section 34. INTERPRETATION. As and when used in any of the foregoing By-Laws the words "stockholder" and "stockholders" shall be deemed and held to be synonymous with the words "shareholder" and "shareholders," and the word "stock" shall be deemed and held to be synonymous with the words "share" or "shares," respectively, as used in Chapter 55 of the General Statutes of North Carolina.

                                  ARTICLE VII

                      INDEMNITY OF OFFICERS AND DIRECTORS

    Section 35.  INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

    (a) The Corporation shall reimburse or indemnify any past, present or future officer or director of the Corporation for and against such liabilities and expenses as are authorized by Sections 55-8-54, 55-8-55, 55-8-56 and 55-8-57 of the General Statutes of North Carolina. Persons serving as officers or directors of the Corporation or serving in any such capacity at the request of the Corporation in any other Corporation, partnership, joint venture, trust or other enterprise shall be provided reimbursement and indemnification by the Corporation to the maximum extent allowed hereunder or under applicable law, including without limitation Sections 55-8-54, 55-8-55, 55-8-56 and 55-8-57 of the General Statutes of North Carolina.

    (b) In addition to the reimbursement and indemnification provisions set forth above, any person who at any time serves or has served (1) as an officer or director of the Corporation, or (2) at the request of the Corporation as an officer or director (or in any position of similar authority, by whatever title known) of any other Corporation, partnership, joint venture, trust or other enterprise or (3) as an individual trustee or administrator under any employee benefit plan, shall have a right to be indemnified by the Corporation to the fullest extent permitted by law against (i) all reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with any pending, threatened or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by the Corporation or on behalf of the Corporation in a derivative action, seeking to hold him liable by reason of or arising out of his status as such or his activities in any of the foregoing capacities, and (ii) payments made by him in satisfaction of any judgment, money decree, fine, penalty or settlement for which he may have become liable in any such action, suit or proceeding; provided, however, that the Corporation shall not indemnify any person against liability or litigation expense he may incur on account of his activities which were at the time taken, known or believed by him to be clearly in conflict with the best interests of the Corporation.

    (c) No past, present or future director or officer of the Corporation (or his heirs, executors, and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith that (whether by condition or otherwise) is required, authorized or approved by any order or orders issued pursuant to: the Public Utility Holding Company Act of 1935; the Federal Power Act; or any state statute regulating the Corporation or its subsidiaries by reason of their being public utility companies or subsidiaries of public utility holding companies; or any amendments to the foregoing laws. If this provision is found by a court not to constitute a valid defense to any claim against such director or officer, each director and officer (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities received by him in connection with, or arising from, any such action, suit or proceeding based on any act, omission, step or conduct described above. Such expenses and liabilities include, but are not limited to, judgments, court costs and attorneys' fees. The foregoing rights shall not be exclusive of other rights to which any director or officer may otherwise be entitled and shall be available whether or not the director or officer continues to be a director or officer at the time of incurring such expenses and liabilities.

    (d) The Board of Directors shall take all actions as may be necessary or appropriate to authorize the Corporation to pay all amounts required under this
Section 35 of the By-Laws including, without limitation and to the extent deemed to be appropriate, necessary, or required by law (1) making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due such individual, or (2) making advances of costs and expenses, or (3) giving notice to, or obtaining approval by, the shareholders of the Corporation.

    (e) Any person who serves or has served in any of the aforesaid capacities for or on behalf of the Corporation shall be deemed to be doing or have done so in reliance upon, and as consideration for, the rights of reimbursement and indemnification provided for herein. Such rights of reimbursement and indemnification shall inure to the benefit of the legal representatives of such individuals, shall include amounts paid in settlement and shall not be exclusive of any other rights to which such individuals shall be entitled apart from the provisions of this Section. No amendment to or repeal of any provision of this
Section 35 shall impair any right of a director or officer based on service in such capacity up to the effective time of such amendment or repeal.

    (f) The Corporation may, in its sole discretion, wholly or partially indemnify and advance expenses to any employee or agent of the Corporation to the same extent as provided herein for officers and directors.

    (g) The provisions of this Section shall not limit the power of the Corporation to agree to indemnify its directors, officers, employees or agents, by contract or resolution to the fullest extent allowed by applicable law.

                                  ARTICLE VIII

                               EMERGENCY BY-LAWS

    Section 36.  DEFINITIONS.

    As used in these Emergency By-Laws.

    (a) the term "period of emergency" shall mean any period during which a quorum of the Board cannot readily be assembled because of some catastrophic event.

    (b) the term "incapacitated" shall mean that the individual to whom such term is applied shall not have been determined to be dead but shall be missing or unable to discharge the responsibilities of his office; and

    (c) the term "senior officer" shall mean the Chairman of the Board, the Chief Executive Officer, the President, any Senior Executive Vice President, Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller and the Secretary, and any other person who may have been so designated by the Board before the emergency.

    Section 37. APPLICABILITY. These Emergency By-Laws, as from time to time amended, shall be operative only during any period of emergency. To the extent not inconsistent with these Emergency By-Laws, all provisions of the regular By-Laws of the Corporation shall remain in effect during any period of emergency.

    No officer, director or employee shall be liable for actions taken in good faith in accordance with these Emergency By-Laws.

    Section 38.  BOARD OF DIRECTORS.

    (a) A meeting of the Board may be called by any director or senior officer of the Corporation. Notice of any meeting of the Board need be given only to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio, and at a time less than twenty-four hours before the meeting if deemed necessary by the person giving notice.

    (b) At any meeting of the Board, three directors in attendance shall constitute a quorum. Any act of a majority of the directors present at a meeting at which a quorum shall be present shall be the act of the Board. If less than three directors should be present at a meeting of the Board, any senior officer of the Corporation in attendance at such meeting shall serve as a director for such meeting, selected in order of rank and within the same rank in order of seniority.

    (c) In addition to the Board's powers under the regular By-Laws of the Corporation to fill vacancies on the Board, the Board may elect any individual as a director to replace any director who may be incapacitated and to serve until the latter ceases to be incapacitated or until the termination of the period of emergency, whichever first occurs. In considering officers of the Corporation for election to the Board, the rank and seniority of individual officers shall not be pertinent.

    (d) The Board, during as well as before any such emergency, may change the principal office or designate several alternative offices or authorize the officers to do so.

    Section 39. APPOINTMENT OF OFFICERS. In addition to the Board's powers under the regular By-Laws of the Corporation with respect to the election of officers, the Board may elect any individual as an officer to replace any officer who may be incapacitated and to serve until the latter ceases to be incapacitated.

    Section 40. AMENDMENTS. These Emergency By-Laws shall be subject to repeal or change by further action of the Board of Directors or by action of the shareholders, except that no such repeal or change shall modify the provisions of the second paragraph of Section 37 with regard to action or inaction prior to the time of such repeal or change. Any such amendment of these Emergency By-Laws may make any further or different provision that may be practical and necessary for the circumstances of the emergency.

                                                                       EXHIBIT D

                                   ARTICLE 13
                               DISSENTERS' RIGHTS
                                    PART 1.
                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

SECTION 55-13-01. DEFINITIONS.

    In this Article:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

    (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SECTION 55-13-02. RIGHT TO DISSENT.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

    (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

    (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it
       (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

    (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:

    (1) The articles of incorporation of the corporation issuing the shares provide otherwise;

    (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

       a.  Cash;

       b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders; or

       c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

(1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 279; 1943, c. 270; G.S., ss.
55-26, 55-167; 1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss.
36, 39; 1973, c. 469, ss. 36, 37; c. 476, s. 193; 1989, c. 265, s. 1; 1989 (Reg.
Sess., 1990), c. 1024, s. 12.18; 1991, c. 645, s. 12; 1997-202, s. 1.)

SECTION 55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (2) He does so with respect to all shares of which he is the beneficial shareholder.

(1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SECTION SECTION 55-13-04 TO 55-13-19.  Reserved for future codification.

                                    PART 2.
                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

SECTION 55-13-20. NOTICE OF DISSENTERS' RIGHTS.

(a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

(1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 5; c. 279; 1943, c. 270;
G.S., ss. 55-26, 55-165, 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973,
c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SECTION 55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2) Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

(1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SECTION 55-13-22. DISSENTERS' NOTICE.

(a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Supply a form for demanding payment;

    (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

    (5) Be accompanied by a copy of this Article.

(1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-485, s. 4.)

SECTION 55-13-23. DUTY TO DEMAND PAYMENT.

(a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

(1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SECTION 55-13-24. SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SECTION 55-13-25. PAYMENT.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

    (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

    (2) An explanation of how the corporation estimated the fair value of the shares;

    (3) An explanation of how the interest was calculated;

    (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

    (5) A copy of this Article.

(1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; c. 770, s. 69;
1997-202, s. 2.)

SECTION 55-13-26. FAILURE TO TAKE ACTION.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

(1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SECTION 55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT OR FAILURE TO PERFORM.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

    (2) The corporation fails to make payment under G.S. 55-13-25; or

    (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision
    (a)(1) within 30 days after the corporation made payment for his shares or
    (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

(1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 3.)

SECTION 55-13-29:  Reserved for future codification purposes.

                                    PART 3.
                         JUDICIAL APPRAISAL OF SHARES.

SECTION 55-13-30. COURT ACTION.

(a) (See Editor's note) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

(a) Repealed by Session Laws 1997-202, s. 4, effective October 1, 1997.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

(1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 4;
1997-485, ss. 5, 5.1.)

SECTION 55-13-31. COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

    (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c.
751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

          [Map of directions to CP&L's Special Shareholders' Meeting]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 55-8-51 through 55-8-57 of the North Carolina Business Corporation Act (the "NCBCA") and the Charter and By-Laws of Holdings provide for indemnification of the registrant's directors and officers in a variety of circumstances, which may include for liabilities under the Securities Act of 1933, as amended. Holdings expects to retain insurance covering expenditures it might incur in connection with the lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of Holdings also have insurance that insures them against certain liabilities and expenses.

    As authorized by the NCBCA, and to the fullest extent permitted by it, Holdings' Charter provides that Holdings' directors and officers shall not be liable to Holdings or any of its shareholders for monetary damages for breach of duty. The NCBCA respects the applicability of these provisions as long as the directors and officers do not engage in (i) acts or omissions that the director or officer at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) unlawful distributions, and
(iii) any transaction from which the director or officer derived an improper personal benefit.

    The NCBCA provides directors and officers with a right to indemnification relating to official conduct when the director or officer has been wholly successful in defense of a claim. In addition, a director or officer without the right to indemnification may apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case.

    The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. The Holdings By-Laws provide that any person who is or was a director or officer of Holdings and any person who at the request of Holdings serves or has served as an officer or director (or in any position of similar authority) of any other corporation or other enterprise, including as an individual trustee under any employee benefit plan, shall have the right to be indemnified (and may be advanced expenses) against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person's status as a director or officer of Holdings, provided that person's acts or omissions were not known or believed by him or her to be clearly in conflict with the best interests of Holdings.

    The Holdings By-Laws further provide that officers and directors shall not be liable for any act, omission, step or conduct taken in good faith that is required, authorized or approved by any order or orders issued pursuant to: the Public Utility Holding Company Act of 1935; the Federal Power Act; or any state statute regulating Holdings or its subsidiaries by reason of their being public utility companies. Holdings' By-Laws authorize it to reimburse and indemnify any director or officer to the fullest extent permitted by law against all reasonable expenses and payments made by him in satisfaction of any judgment, money decree, fine, penalty or settlement. The By-Laws also provide that these rights of reimbursement and indemnification shall inure to the benefit of the legal representatives of such directors or officers. Similarly, the By-Laws permit Holdings, at its sole discretion, to indemnify and advance expenses to any employee or agent of Holdings to the fullest extent permitted by law.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES.

EXHIBIT NO.                                                   EXHIBIT
-------------  -----------------------------------------------------------------------------------------------------

       2       Agreement and Plan of Share Exchange, dated August 22, 1999, by and among Carolina Power & Light
               Company and CP&L Holdings, Inc. (included as Exhibit A to the Proxy Statement/Prospectus contained in
               Part I of this Registration Statement).

       3.1     Articles of Incorporation of CP&L Holdings, Inc. (included as Exhibit B to the Proxy
               Statement/Prospectus contained in Part I of this Registration Statement).

       3.2     By-laws of CP&L Holdings, Inc. (included as Exhibit C to the Proxy Statement/Prospectus contained in
               Part I of this Registration Statement).

       5       Opinion of Hunton & Williams regarding the validity of the shares of common stock of CP&L Holdings,
               Inc. to be issued in connection with the Plan of Share Exchange.

       8       Opinion of Hunton & Williams regarding the federal income tax consequences of the Plan of Share
               Exchange.

      23.1     Consent of Deloitte & Touche LLP.

      23.2     Consent of Hunton & Williams (included in Exhibits 5 and 8).

      24       The Power of Attorney is contained on the signature page of this Registration Statement.

      99.1     Consent of Leslie M. Baker, Jr. to be named a director.

      99.2     Consent of Edwin B. Borden to be named a director.

      99.3     Consent of David L. Burner to be named a director.

      99.5     Consent of Charles W. Coker to be named a director.

      99.6     Consent of Richard L. Daugherty to be named a director.

      99.7     Consent of Robert L. Jones to be named a director.

      99.8     Consent of Estell C. Lee to be named a director.

      99.9     Consent of William O. McCoy to be named a director.

      99.10    Consent of E. Marie McKee to be named a director.

      99.11    Consent of John H. Mullin, III to be named a director.

      99.12    Consent of Sherwood H. Smith, Jr. to be named a director.

      99.13    Consent of J. Tylee Wilson to be named a director.

      99.14    Form of Carolina Power & Light proxy card.

      99.15    Article 13 of the North Carolina Business Corporation Act (included as Exhibit D to the Proxy
               Statement/Prospectus contained in Part I of this Registration Statement).

ITEM 22. UNDERTAKINGS.

    A. The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. 1. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       2. The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph C.1. immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    E. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    F. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 31st day of August, 1999.

                                            CP&L HOLDINGS, INC.

                                            By:                /s/ WILLIAM CAVANAUGH III
                                                       -----------------------------------------
                                                       Name: William Cavanaugh III
                                                       Title: Chairman of the Board,
                                                       President and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOWN ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints William Cavanaugh III and Robert B. McGehee and each of them (with full power to act alone) as true and lawful attorneys-in-fact, and stead, in any and all capacities, to sign any amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                         TITLE                              DATE
----------------------------------------------  ----------------------------------------------  ------------------

          /s/ WILLIAM CAVANAUGH III             President and Chief Executive Officer and          August 31, 1999
     ------------------------------------         Chairman of the Board
            William Cavanaugh III

             /s/ GLENN E. HARDER                Executive Vice President                           August 31, 1999
     ------------------------------------         and Chief Financial Officer
               Glenn E. Harder                    (and principal accounting officer)

            /s/ ROBERT B. MCGEHEE               Executive Vice President, General                  August 31, 1999
     ------------------------------------         Counsel, Chief Administrative
              Robert B. McGehee                   Officer and Director

                               INDEX TO EXHIBITS

EXHIBIT NO.                                                   EXHIBIT
-------------  -----------------------------------------------------------------------------------------------------

       2       Agreement and Plan of Share Exchange, dated August 22, 1999, by and among Carolina Power & Light
               Company and CP&L Holdings, Inc. (included as Exhibit A to the Proxy Statement/Prospectus contained in
               Part I of this Registration Statement).

       3.1     Articles of Incorporation of CP&L Holdings, Inc. (included as Exhibit B to the Proxy
               Statement/Prospectus contained in Part I of this Registration Statement).

       3.2     By-laws of CP&L Holdings, Inc. (included as Exhibit C to the Proxy Statement/Prospectus contained in
               Part I of this Registration Statement).

       5       Opinion of Hunton & Williams regarding the validity of the shares of common stock of CP&L Holdings,
               Inc. to be issued in connection with the Plan of Share Exchange.

       8       Opinion of Hunton & Williams regarding the federal income tax consequences of the Plan of Share
               Exchange.

      23.1     Consent of Deloitte & Touche LLP.

      23.2     Consent of Hunton & Williams (included in Exhibits 5 and 8).

      24       The Power of Attorney is contained on the signature page of this Registration Statement.

      99.1     Consent of Leslie M. Baker, Jr. to be named a director.

      99.2     Consent of Edwin B. Borden to be named a director.

      99.3     Consent of David L. Burner to be named a director.

      99.5     Consent of Charles W. Coker to be named a director.

      99.6     Consent of Richard L. Daugherty to be named a director.

      99.7     Consent of Robert L. Jones to be named a director.

      99.8     Consent of Estell C. Lee to be named a director.

      99.9     Consent of William O. McCoy to be named a director.

      99.10    Consent of E. Marie McKee to be named a director.

      99.11    Consent of John H. Mullin, III to be named a director.

      99.12    Consent of Sherwood H. Smith, Jr. to be named a director.

      99.13    Consent of J. Tylee Wilson to be named a director.

      99.14    Form of Carolina Power & Light proxy card.

      99.15    Article 13 of the North Carolina Business Corporation Act (included as Exhibit D to the Proxy
               Statement/Prospectus contained in Part I of this Registration Statement).